Form 8-K Exhibit Notice:

This Agreement is included as an exhibit to the Form 8-K to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the transaction described herein, it is not intended to provide factual information about the parties. The representations and warranties contained in this Agreement were made only for purposes of this agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. They should be viewed by investors in this context.

Schedules omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

AGREEMENT AND PLAN OF MERGER

by and among

PTC INC.,

TETONIC, INC.,

THINGWORX, INC.

RICHARD BULLOTTA, RUSSELL FADEL and JOHN RICHARDSON,

and

THE SECURITYHOLDERS’ REPRESENTATIVE

December 30, 2013

5964589v10

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of the 30th day of December, 2013 is by and among PTC Inc., a Massachusetts corporation (the “Buyer”), Tetonic, Inc., a Delaware corporation and newly-formed, wholly-owned subsidiary of the Buyer (the “Merger Sub”), ThingWorx, Inc., a Delaware corporation (the “Company”), the undersigned Securityholders’ Representative, and each of Richard Bullotta, Russell Fadel and John Richardson (each a “Founder” and, collectively, the “Founders”).

RECITALS

A.           The Buyer, the Merger Sub and the Company intend to effectuate a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”).

B.           The Company Board has unanimously (i) determined that the Merger is fair to and in the best interests of, the Company and the Stockholders, (ii) adopted and approved this Agreement, the Merger and the other Transactions and (iii) resolved to recommend that the Stockholders adopt and approve this Agreement, the Merger and the other Transactions.

C.           The respective boards of directors of each of the Buyer and the Merger Sub have determined that the Merger is fair to and in the best interests of their respective corporations and stockholders, and have adopted and approved this Agreement, the Merger and the other Transactions.

D.           Following execution and delivery of this Agreement, certain Stockholders are delivering to the Buyer executed written consents sufficient to evidence the Stockholder Approval.

NOW THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1

THE MERGER AND OTHER TRANSACTIONS

1.1 Certain Definitions.  For purposes of this Agreement:

“Accounts Receivable” has the meaning given in Section 2.8.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Exercise Amount” shall mean the aggregate dollar amount payable upon the exercise of Company Options and Company Warrants outstanding immediately prior to the Effective Time.

“Agreement” has the meaning given in the preamble.

“Allocation Certificate” has the meaning given in Section 1.7(b).

“Alternative Transaction” has the meaning given in Section 4.5.

“Ancillary Agreements” means the Escrow Agreement and all other documents, instruments and certificates entered into pursuant hereto or in furtherance of the Transactions.

“Applicable Provision” has the meaning given in Section 2.

“Assumed Debt Amount” shall mean the sum of (i) the amount owed to Silicon Valley Bank by the Company as of the Closing Date pursuant to that certain Loan and Security Agreement, dated as of November 30, 2011, by and between Silicon Valley Bank and the Company; and (ii) the amount owed to Safeguard Delaware, Inc. by the Company as of the Closing Date pursuant to that certain subordinated secured promissory note, dated as of December 3, 2013, by and between Safeguard Delaware, Inc. and the Company, in each case, to a maximum amount set forth in the Allocation Certificate.

“Audited Financial Statements” has the meaning given in Section 2.6(b).

“Balance Sheet” has the meaning given in Section 2.6(a).

“Balance Sheet Date” has the meaning given in Section 2.6(a).

“Bankruptcy Proceeding” has the meaning given in Section 1.8(f).

“Base Cash Purchase Price” means $110,000,000.00.

“Basket” has the meaning given in Section 11.5(a).

“Business” means the business conducted by the Company on the date hereof, including without limitation, developing, manufacturing, enhancing, marketing and/or distributing software products that are applications, or that may be used to develop applications, that contain functionality to enable or enhance any of the following: (i) machine to machine (M2M) connectivity, (ii) modeling environment for data and services of connected devices, or (iii) data visualization and application composition (commonly referred to as “mash-up builder”).

“Business Day” means Monday through Friday, but excluding federal and state holidays in Boston, Massachusetts.

“Buyer” has the meaning given in the preamble.

“Buyer Indemnitees” has the meaning given in Section 11.2(a).

“Buyer Plans” has the meaning given in Section 5.6(a).

“Cash Purchase Price” has the meaning given in Section 1.7(a).

“Certificate” means a certificate evidencing shares of the Company Stock.

“Certificate of Merger” has the meaning given in Section 1.3.

“Change of Control” shall mean, with respect to the Buyer or the Surviving Corporation: (i) the sale or other disposition of all or substantially all of such party’s assets, except where such sale or other disposition by the Surviving Corporation is to the Buyer or its Affiliate; (ii) a merger, reorganization or consolidation involving such party in which the voting securities of such party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation except any such merger, reorganization or consolidation of the Surviving Corporation with or into the Buyer or its Affiliate; or (iii) a person or entity, or group of persons or entities acting in concert, that are not Affiliates of the Buyer acquire more than fifty percent (50%) of the voting equity securities or management control of such party, in each case, directly or indirectly.

“Change in Control Agreement” has the meaning given in Section 2.21(b).

“Change Notice” has the meaning given in Section 1.7(c)(i).

“Claim” shall have the meaning given in Section 11.4(a).

“Closing” has the meaning given in Section 1.3.

“Closing Date” has the meaning given in Section 1.3.

“Closing Deadline” shall have the meaning given in Section 12.1(f).

“Closing Net Working Capital Calculation” has the meaning given in Section 1.7(c)(i).

“Closing Taxable Periods” has the meaning given in Section 6.2.

“Closing Working Capital Statement” has the meaning given in Section 1.7(c)(i).

“COBRA” shall have the meaning given in Section 2.20(h).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given in the preamble.

“Company Assets” has the meaning given in Section 2.18.

“Company Benefit Plan” has the meaning given in Section 2.20(a).

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the bylaws of the Company as in effect on the date of this Agreement, and as may be amended before the Effective Time.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company as in effect on the date of this Agreement, and as may be amended before the Effective Time.

“Company Common Stock” means the shares of common stock, par value $0.00001 per share, of the Company.

“Company Debt Payoff Amount” has the meaning given in Section 1.7(b)(ii).

“Company D&O Tail Policy” has the meaning given in Section 5.4(b).

“Company Debt” means with respect to the Company (i) all obligations for borrowed money or extensions of credit (including all sums due on early termination and repayment or redemption calculated to the Closing Date and any bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance of surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse purchase agreements, (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (ix) all direct or indirect guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (viii) above, and (x) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and Contract rights) owned by the Company, whether or not the Company has assumed or become liable for the payment of such obligation.

“Company Disclosure Schedule” has the meaning given in the introduction to Section 2.

“Company Indemnitees” has the meaning given in Section 5.4(a).

“Company Intellectual Property” has the meaning given in Section 2.16(a)(ii).

“Company Optionholder Acknowledgment Letter” has the meaning given in Section 1.10(d).

“Company Options” means options to acquire shares of the Company Common Stock issued pursuant to the ThingWorx, Inc. Amended and Restated 2011 Equity and Compensation Plan.

“Company Owned Intellectual Property” has the meaning given in Section 2.16(a).

“Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

“Company Products” has the meaning given in Section 2.16(a)(iv).

“Company Securities” means the Company Stock, the Company Options and the SVB Warrant.

“Company Series A Stock” means the shares of Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B Stock” means the shares of Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series C Stock” means the shares of Series C Preferred Stock, par value $0.00001 per share, of the Company.

“Company Stock” means the shares of capital stock of the Company of all classes and series.

“Company Stock Letter of Transmittal” shall have the meaning given in Section 1.11(b)(i).

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of March 20, 2013, by and between the Company and the Buyer.

“Consent” means any filing with, notice to, or approval, consent or waiver of any Governmental Entity or any other Person.

“Contest” shall have the meaning given in Section 6.4(a).

“Continuing Employees” shall mean those employees of the Company who remain employed with the Buyer or the Surviving Corporation, as the case may be, immediately following the Closing.

“Contracts” has the meaning given in Section 2.13(a).

“Covered Area” has the meaning given in Section 4.7(b).

“Covered Business” has the meaning given in Section 4.7(b).

“Covered Entity” has the meaning given in Section 4.7(b).

“DFARS” has the meaning given in Section 2.16(w).

“DGCL” has the meaning given in the recitals.

“Dissenting Shares” and “Dissenting Stockholder” have the respective meanings given in Section 1.12.

“Dissenting Share Payments” means (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and (y) any costs or expenses (including reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of Dissenting Shares.

“Earn-Out Acceleration Event” has the meaning given in Section 1.8(f).

“Earn-Out Calculation” has the meaning given in Section 1.8(b).

“Earn-Out Consideration” shall mean the amount, if any, determined pursuant to Schedule 1.8, provided that in no event shall the aggregate Earn-Out Consideration exceed Eighteen Million Dollars ($18,000,000.00).

“Earn-Out Objection” has the meaning given in Section 1.8(c).

“Earn-Out Period” has the meaning given in Schedule 1.8.

“Effective Time” has the meaning given in Section 1.4.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company.

“Employee Benefit Plan” shall have the meaning given in Section 2.20(a).

“Employee Bonus” means the amounts specified on Schedule 1.1(C) payable by the Company to the persons specified on such schedule.

“Encryption Functionality” has the meaning given in Section 2.16(p).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning given in Section 2.20(a).

“Escrow Agent” means BNY Mellon, National Association, a national banking association.

“Escrow Agreement” means an escrow agreement by and among the Buyer, the Securityholders’ Representative and the Escrow Agent in substantially the form of Exhibit A hereto.

“Escrow Amount” means $11,000,000.

“Estimated Closing Working Capital Statement” has the meaning given in Section 1.7(b)(i).

“Estimated Company Debt” means the Company Debt estimated as of 11:59 PM Eastern time on the Closing Date, without given effect to the consummation of the Transactions, as set forth in the Allocation Certificate, which shall include the Assumed Debt Amount.

“Estimated Net Working Capital” means Net Working Capital estimated as of 11:59 PM Eastern time on the Closing Date, as set forth in the Allocation Certificate.

“Expense Fund” means an amount equal to $250,000.

“FAR” has the meaning given in Section 2.16(w).

“Final Adjustment Amount” has the meaning given in Section 1.7(c)(ii).

“Financial Statements” has the meaning given in Section 2.6(b).

“Foreign Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.

“Founder” or “Founders” has the meaning given in the preamble.

“Fully Diluted Shares Outstanding” means the sum of (i) the aggregate number of shares of the Company Stock issued and outstanding at the Effective Time on an as converted to Company Common Stock basis plus, without duplication, (ii) the aggregate number of shares issued and outstanding, vested or unvested, under the Company Equity Plan immediately before the Effective Time, plus, without duplication (iii) the aggregate number of shares of the Company Stock issuable upon conversion, vesting or exercise of the SVB Warrant on an as converted to Company Common Stock basis.

“Fundamental Representations” has the meaning given in Section 11.1(a).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any foreign, federal, state, local or other court or governmental, regulatory or administrative agency, body or authority.

“HIPAA” shall have the meaning given in Section 2.17(b).

“including” means “including but not limited to”.

“Indemnifier” shall have the meaning given in Section 11.4(a).

“Indemnified Party” has the meaning given in Section 11.4(a).

“Independent Accountant” means Grant Thornton LLP.

“Insurance Policies” has the meaning given in Section 2.22.

“Interim Balance Sheet” has the meaning given in Section 2.6(a).

“Interim Balance Sheet Date” has the meaning given in Section 2.6(a).

“Interim Financials” has the meaning given in Section 2.6(a).

“Intellectual Property” has the meaning given in Section 2.16(a)(i).

“IP Indemnity Cap” means $22,000,000.

“IP Licenses” has the meaning given in Section 2.16(c).

“IP Representation” has the meaning given in Section 11.1(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” with respect to the Company means the knowledge of Russell Fadel, Richard Bullotta, John Richardson and Daniel Zebrowski, after reasonable due inquiry of any employees of the Company who would reasonably be expected to have information about the matter in question in light of such employee’s employment position with the Company.

“Law” means any United States or foreign federal, national, state, local or other Governmental Entity Law, statute, ordinance, rule, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, and any amendment, extension or re-enactment of any of the foregoing.

“Letter of Transmittal” shall mean the Company Stock Letter of Transmittal, SVB Letter of Transmittal or the Company Optionholder Acknowledgment Letter, as applicable.

“Liquidation Preference” shall mean the Series A Liquidation Preference, Series B Liquidation Preference or Series C Liquidation Preference, as applicable.

“Liabilities” means any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, and contingent liabilities relating to activities of the Company or the conduct of its Business, regardless of whether claims in respect thereof have been asserted).

“Lien” means any lien, charge, security interest, condition, restriction, mortgage, pledge, community property interest, right of first refusal, option, easement, reservation, tenancy, or any other encumbrance whatsoever.

“Loss” means, as to any Person, any actual claim, loss, royalty, liability, damage, deficiency, Tax, diminution in value, interest and penalty, cost or expense (including, without limitation, interest and penalties imposed or assessed by any judicial or administrative body or arbitrator and reasonable attorneys’, accountants’, or other experts’ or advisors’ fees and expenses), whether arising out of Third-Party Claims or otherwise incurred, and including all amounts paid in investigation, defense or settlement of the foregoing.  Any calculation of Losses will not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses in the nature of “lost profits”.

“Made available” means posted to the virtual data room populated by the Company and to which the Buyer has access prior to the date hereof.

“Majority Holders” has the meaning given in Section 13.13(g).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations of the Company and its respective Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Merger and the other Transactions, in each case, other than any changes, effects or circumstances reasonably attributable to, either alone or in combination:  (A) economic conditions generally in the United States or in any foreign jurisdiction in which the Company has material operations; (B) conditions generally affecting the industries in which the Company participates; (C) changes, after the date hereof, in applicable Law; (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof; (E) any natural disaster or acts of God; (F) changes, after the date hereof, in GAAP as applicable to the Company; and (G) public announcement of the entering into this Agreement or the pendency of the Transactions; provided, that with respect to each of clauses (A), (B), (C) and (F), such changes, effects or circumstances do not have a disproportionate effect (relative to other industry participants) on the Company.

“Material Contracts” has the meaning given in Section 2.13(a).

“Merger” has the meaning given in the recitals.

“Merger Consideration” has the meaning given in Section 1.7(a).

“Merger Sub” has the meaning given in the preamble.

“Most Favored Customer Provision” means a provision in a contract or other agreement that would customarily be referred to as a “most favored customer,” “most favored nation,” or “most favored pricing” provision, including any provision wherein the Company (i) warrants that the Company is not selling or licensing (or has not sold or licensed) products and/or services to any other customer or group of customers at prices or on other terms better than the pricing or terms being offered to the customer under such contract or (ii) covenants that, if the

Company enters into an agreement with any other customer providing such other customer with more favorable pricing or other terms than the terms under such contract, the pricing or other terms under such contract will be made equivalent to or more favorable than such other customer’s more favorable agreement, or any provision having an effect similar to that of clause (i) or (ii) above.

“Net Working Capital” means with respect to the Company  (i) inventory, accounts receivable, prepaid expenses and other current assets (excluding deferred tax assets) as of 11:59 PM Eastern time on the Closing Date (net of all applicable reserves), minus (ii) the accounts payable, the amount by which cash and equivalents is less than $0.00, accrued expenses, accrued Taxes and other current liabilities (excluding deferred income tax liabilities) of the Company as of 11:59 PM Eastern time on the Closing Date.  For the avoidance of doubt, (i) accrued Taxes will reflect the anticipated deduction of Employee Bonuses and Merger Consideration payable in respect of the Company Options; and (ii) cash and cash equivalents shall include deposits in transit and outstanding checks or other withdrawals which have not cleared the depository institution as of the Closing.  The Closing Working Capital shall be determined in accordance with GAAP without giving effect to the consummation of the Transactions; provided, however, that current liabilities shall (i) include (A) all deferred revenues (including non-current deferred revenues) of the Company (determined in accordance with GAAP), (B) all accrued but unpaid vacation, holiday and other paid time off, and (C) all other liabilities required to be accrued in accordance with GAAP to the extent not paid prior to the Closing, and (ii) exclude (A) all Company Debt, (B) the employer portion of employment Taxes with respect to Employee Bonuses and Merger Consideration payable at Closing in respect of the Company Options, (C) Transaction Expenses and (D) Employee Bonuses.  Attached hereto as Schedule 1.1(A) is a calculation of Net Working Capital as though November 30, 2013 were the Closing Date.

“Net Working Capital Adjustment Amount” means (i) the amount by which Net Working Capital is a greater negative amount than negative $960,000.00 or (ii) the amount by which Net Working Capital is greater than $0.00.

“Noncompetition Period” has the meaning given in Section 4.7(b).

“Open Source Material” means any and all software or other material that (a) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Artistic License (e.g., PERL); the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Standards License (SISL), or any other license described by the Open Source Initiative as set forth on www.opensource.org; or (b) requires as a condition of use, modification and/or distribution of such software or material that such software or material or other software or material incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Order” means any consent, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity or arbitration tribunal (in each case, whether final or preliminary).

“Paying Agent” shall have the meaning given in Section 1.11(a).

“Paying Agent Agreement” shall have the meaning given in Section 1.11(a).

“Payoff Letter” shall have the meaning given in Section 9.11.

“PBGC” has the meaning given in Section 2.20(e).

“Permits” has the meaning given in Section 2.11(b).

“Permitted Liens” has the meaning given in Section 2.18.

“Per Share Closing Consideration” means an amount equal to the quotient obtained by dividing (x) the Cash Purchase Price, as such may be adjusted as set forth herein, plus the Aggregate Exercise Amount by (y) the Fully Diluted Shares Outstanding.

“Per Share Merger Consideration” means an amount equal to the quotient obtained by dividing (x) the Merger Consideration, as such may be adjusted as set forth herein, by (y) the Fully Diluted Shares Outstanding.

“Per Share Net Closing Consideration” means, with respect to each share of Company Stock issued and outstanding at the Effective Time, the Per Share Closing Consideration net of the Pro Rata Share of the Escrow Amount and Expense Fund with respect to such share.

“Per Company Option Closing Consideration” means on a per share basis in respect of a Company Option, an amount equal to the Per Share Closing Consideration minus the exercise price in respect of such Company Option.

“Per Company Option Merger Consideration” means on a per share basis in respect of a Company Option, an amount equal to the Per Share Merger Consideration minus the exercise price in respect of such Company Option.

“Per Company Option Net Closing Consideration” means on a per share basis in respect of a Company Option, an amount equal to the Per Share Net Closing Consideration minus the exercise price in respect of such Company Option.

 “Person” means any individual, company, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, group, Governmental Entity or other entity.

“Personal Information” has the meaning given in Section 2.17(a).

“Post-Closing Company Debt Calculation” has the meaning given in Section 1.7(c)(i).

“Post-Closing Net Working Capital Calculation” has the meaning given in Section 1.7(c)(i).

“Pre-Closing Taxable Periods” shall have the meaning given in Section 6.2.

“Pro Rata Share” means, with respect to each Securityholder, the quotient obtained by dividing (i) the amount of the Cash Purchase Price payable hereunder to such Securityholder by (ii) the total amount of the Cash Purchase Price payable hereunder to all Securityholders.

“Purchase Rights” shall have the meaning given in Section 2.2(b).

“Representative Expenses” shall have the meaning given in Section 13.13(e).

“Required Consents” means the Consents and notices listed on Schedule 1.1(B).

“Retention Bonus Amount” means the bonus payments set forth on Schedule 1.1(D).

“Securityholders” means, collectively, the Stockholders, the holder of the SVB Warrant and the holders of the Company Options, in each case, as of immediately prior to the Effective Time.

“Securityholders’ Representative” means the person or persons appointed as the Securityholders’ Representative from time to time pursuant to Section 13.13(a).

“Series A Liquidation Preference” shall mean $2.00 plus any declared but unpaid dividends (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and other like changes).

“Series B Liquidation Preference” shall mean $5.79 plus any declared but unpaid dividends (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and other like changes).

“Series C Liquidation Preference” shall mean $6.599 plus any declared but unpaid dividends (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and other like changes).

“Stockholder Approval” has the meaning given in Section 4.3(a).

“Stockholders” means the holders of the Company Stock or, following the Effective Time, the holders of the Company Stock immediately before the Effective Time.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least 25% of the securities or other interests having by their terms (A) ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (B) the right to appoint the manager, general partner, or other person(s) controlling the management of such organization are directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries or (ii) the Company or any other Subsidiary of the Company is a general partner or managing member.

“Surviving Corporation” has the meaning given in Section 1.2.

“SVB” means Silicon Valley Bank.

“SVB Letter of Transmittal” shall have the meaning given in Section 1.11(b)(ii).

“SVB Warrant” means that certain warrant issued to SVB, dated as of November 23, 2011.

“SVB Warrant Closing Consideration” means an amount equal to the product of (a) the maximum number of shares of the Company Series B Stock issuable pursuant to the SVB Warrant multiplied by (b) the remainder of (x) the Per Share Closing Consideration, minus (y) the per share exercise price provided for in the SVB Warrant.

“SVB Warrant Merger Consideration” means an amount equal to the product of (a) the maximum number of shares of the Company Series B Stock issuable pursuant to the SVB Warrant multiplied by (b) the remainder of (x) the Per Share Merger Consideration, minus (y) the per share exercise price provided for in the SVB Warrant.

“SVB Warrant Net Closing Consideration” means an amount equal to the product of (a) the maximum number of shares of the Company Series B Stock issuable pursuant to the SVB Warrant multiplied by (b) the remainder of (x) the Per Share Net Closing Consideration, minus (y) the per share exercise price provided for in the SVB Warrant.

“Tax” or “Taxes” means any and all United States federal, state or local, or foreign, taxes, charges, fees, duties, levies, deficiencies or other assessments of whatever kind or nature, including all net income, gross income, profits, capital stock, capital gains, gross receipts, alternative or add-on minimum, excise, value added, real or personal property, sales, ad valorem, withholding, social security, social insurance, retirement, escheat, employment, unemployment, estimated, severance, stamp, property, occupation, environmental, goods and services, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor for a predecessor entity or as a transferee under Section 6901 of the Code or any similar provision of applicable federal, state, local or foreign Law, as a result of U.S. Treasury Regulation §1.1502-6 or any similar provision of federal, state, local or foreign applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including any consolidated, combined or unitary return or other document and any schedule, attachment or amendment thereto filed, supplied or required to be filed or supplied by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the Laws relating to any Tax.

“Termination Fee” has the meaning given in Section 12.2.

“Third-Party Claim” has the meaning given in Section 11.4(a).

“Transaction Expenses” means any paid or accrued and unpaid expenses of the Company relating to the negotiation and consummation of Agreement, the Ancillary Agreements, the Merger and the other Transactions, including, without limitation, fees and expenses of brokers, financial advisers, legal counsel and accountants (other than any such expenses incurred after the Closing Date).

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Unaudited Financial Statements” has the meaning given in Section 2.6(b).

1.2 The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall cease.  Following the Merger, the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”).  The Merger shall have the effects provided in this Agreement and the applicable provisions of the DGCL.

1.3 Closing.  Subject to the satisfaction or written waiver of the conditions set forth in Sections 8 (Conditions to Each Party’s Obligation to Close), 9 (Conditions to the Obligation of the Buyer and the Merger Sub to Close) and 10 (Conditions to Company’s Obligation to Close), the closing of the Transactions (the “Closing”) shall take place at the offices of Choate, Hall & Stewart LLP on such date and at such time as the parties may agree, but not later than the second (2nd) Business Day after the satisfaction or written waiver of the conditions set forth in Sections 8 (Conditions to Each Party’s Obligation to Close), 9 (Conditions to the Obligation of the Buyer and the Merger Sub to Close) and 10 (Conditions to Company’s Obligation to Close), other than those conditions that are to be satisfied at the Closing (the “Closing Date”).  At the Closing, the parties shall (a) deliver to each other the various certificates, instruments and other deliveries required to be made at Closing under this Agreement, (b) execute a certificate of merger (the “Certificate of Merger”) in accordance with the DGCL, (c) cause the Certificate of Merger to be filed with the Secretary of State of Delaware in accordance with the DGCL, and (d) take all such further actions as may be required or appropriate to make the Merger effective.

1.4 Effective Time.  The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).

1.5 Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of the Merger Sub, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended.  The bylaws of the Merger Sub, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

1.6 Directors and Officers.  The directors and officers of the Merger Sub immediately before the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.7 Merger Consideration.

(a) Merger Consideration.  The aggregate consideration to be paid by the Buyer in respect of the Merger (the “Merger Consideration”) shall be an amount equal to the Cash Purchase Price plus the Aggregate Exercise Amount plus the right to receive the Earn-Out Consideration, if any, calculated in accordance with and pursuant to Section 1.8 (Earn-Out) and Schedule 1.8.  For purposes of this Agreement, the “Cash Purchase Price” shall be an amount equal to (A) the Base Cash Purchase Price, minus (B) the Company Debt Payoff Amount, plus (C) the Assumed Debt Amount, minus (D) the amount of any Transaction Expenses not otherwise paid as of immediately prior to the Effective Time, plus or minus (E) the Net Working Capital Adjustment Amount, as applicable, minus (F) the aggregate amount of Employee Bonuses, minus (G) the employer portion of employment taxes with respect to Employee Bonuses and the Merger Consideration payable at Closing in respect of the Company Options.  The Merger Consideration shall be subject to adjustment in accordance with Section 1.7(c) (Post-Closing True-Up).

(b) Allocation Certificate.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a certificate (the “Allocation Certificate”) signed by the Chief Executive Officer of the Company certifying as to the accuracy and completeness, in each case as of the Closing, of:

(i) a statement (the “Estimated Closing Working Capital Statement”) of the Estimated Net Working Capital of the Company, as of 11:59 PM Eastern time on the Closing Date, and the Net Working Capital Adjustment Amount based thereon, which Estimated Closing Working Capital Statement shall be prepared in accordance with GAAP, without giving effect to the consummation of the Transactions and subject to the adjustments specified in the definition of Net Working Capital; attached as Schedule 1.1(A), is a calculation of Net Working Capital as though November 30, 2013 were the Closing Date;

(ii) (A) the Estimated Company Debt not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof, together with payoff letters, in form and substance satisfactory to the Buyer, indicating the amount necessary to discharge in full such Company Debt at Closing (the “Company Debt Payoff Amount”) and, if such Company Debt is secured, an undertaking by such holder to discharge at Closing any Liens securing such Company Debt, and (B) the Company’s estimate of Transaction Expenses not paid as of immediately prior to the Effective Time, including a description and amount for each element thereof;

(iii) the Company’s calculation of (A) the Cash Purchase Price; (B) in respect of each share of the Company Stock, the Per Share Merger Consideration, the Per Share Closing Consideration and the Per Share Net Closing Consideration; (C) in respect of each Company Option, the Per Company Option Merger Consideration, the Per Company Option Closing Consideration and the Per Company Option Net Closing Consideration; (D) in respect of the SVB Warrant, the SVB Warrant Merger Consideration, the SVB Warrant Closing Consideration and the SVB Warrant Net Closing Consideration; (E) the Fully Diluted Shares Outstanding, and (F) each Securityholder’s Pro Rata Share of the Escrow Amount and Expense Fund expressed as a percentage; and

(iv) (A) the identity and mailing address of each record holder of the Company Securities, and (B) wire instructions for the Company.

The Company shall give the Buyer timely access to all supporting records and work papers used in preparation of the Estimated Closing Working Capital Statement and the Allocation Certificate, which, when approved by the Buyer, shall be used for purposes of the payments to be made at Closing, though remain subject to adjustment pursuant to Section 1.7(c) (Post-Closing True-Up).

(c) Post-Closing True-Up.

(i) Within ninety (90) days after the Closing Date, the Buyer shall provide to the Securityholders’ Representative a statement of Net Working Capital, Transaction Expenses and the Company Debt of the Company as of 11:59 PM Eastern time on the Closing Date, without giving effect to the consummation of the Transactions (the “Closing Working Capital Statement”), which Closing Working Capital Statement shall be prepared in accordance with GAAP, without giving effect to the consummation of the Transactions and subject to the adjustments specified in the definition of Net Working Capital, and include the Buyer’s calculation of (A) the Company Debt (the “Post-Closing Company Debt Calculation”), (B) the Net Working Capital (the “Post-Closing Net Working Capital Calculation”), and (C) the Transaction Expenses.  The Buyer will make available at the Securityholders’ Representative’s reasonable request all records and work papers used in calculating such amounts.  If the Securityholders’ Representative disagrees with either the Post-Closing Company Debt Calculation, the Post-Closing Net Working Capital Calculation or the amount of the Transaction Expenses, the Securityholders’ Representative may provide a written notice of proposed changes to any such calculation (a “Change Notice”) to the Buyer within forty five (45) days after the receipt of the Closing Working Capital Statement (and in the event no Change Notice is provided during such period, the Securityholders’ Representative will be deemed to have agreed to and accepted each such calculation as of the end of such period).  The Buyer shall promptly cooperate with the Securityholders’ Representative in providing such information as the Securityholders’ Representative reasonably requests in connection with the review of the Closing Working Capital Statement.  If the Securityholders’ Representative provides a Change Notice to the Buyer within such period, the amount of the Company Debt, Net Working Capital and Transaction Expenses shall be finally determined in accordance with the resolution of dispute procedures set forth in Section 1.7(d) (Resolution of Disputes).

(ii) Based on the foregoing, the following amount (the “Final Adjustment Amount”) shall be determined equal to the sum of (A) the Company Debt, as finally determined, as of immediately prior to the Effective Time minus the Company Debt Payoff Amount, plus (B) if the Net Working Capital Adjustment Amount would have been a greater positive amount based on the Net Working Capital as finally determined, the amount of such change in the Net Working Capital Adjustment Amount, minus (C) if the Net Working Capital Adjustment Amount would have been a greater negative amount based on the Net Working Capital as finally determined, the amount of such change in the Net Working Capital Adjustment Amount, plus (D) the amount by which the Transaction Expenses are greater than the Transaction Expenses specified in the Allocation Certificate, plus (E) the employer portion of employment taxes with respect to Employee Bonuses and the Merger Consideration payable at Closing in respect of the Company Options as finally determined minus that amount included in the Allocation Certificate in respect thereof.  If the Final Adjustment Amount is a positive number, the Buyer shall be entitled to receive from the Escrow Amount such Final Adjustment Amount.  In such event, the Buyer and the Securityholders’ Representative shall execute and deliver to the Escrow Agent disbursement instructions for the Final Adjustment Amount in accordance with the Escrow Agreement.  If the Final Adjustment Amount is a negative number, the Buyer shall pay to the Paying Agent the Stockholders’ and SVB’s aggregate Pro Rata Share of the Final Adjustment Amount for payment to the Stockholders and SVB in accordance with their respective Pro Rata Shares, and shall pay the remaining portion of the Final Adjustment Amount to the Surviving Corporation for payment to the former holders of the Company Options in accordance with their respective Pro Rata Shares.

(d) Resolution of Disputes.  The Buyer and the Securityholders’ Representative will attempt in good faith promptly to resolve any differences with respect to the calculations under Section 1.7(c) (Post-Closing True-Up) that are raised within the applicable period.  If the Buyer and the Securityholders’ Representative resolve their disagreement, they shall set forth the agreement in a written document executed by the Buyer and the Securityholders’ Representative and such written document shall be deemed final and binding for all purposes of this Agreement.  If they are unable to resolve any differences within thirty (30) days after timely delivery of an applicable Change Notice, such remaining differences will be submitted to an Independent Accountant for prompt determination.  The Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties.  The fees and expenses of the Independent Accountant shall initially be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by the Buyer; provided, that upon resolution of the dispute by the Independent Accountant, the prevailing party, if any, as determined by the

Independent Accountant, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant.  Such amount shall be determined by the Independent Accountant.  Any fees and expenses of the Independent Accountant to be paid by the Securityholders will be paid out of the Escrow Amount, and the Buyer and the Securityholders’ Representative shall execute and deliver to the Escrow Agent disbursement instructions for the amount of such fees and expenses to be paid by the Securityholders from the Escrow Amount pursuant to the Escrow Agreement.

(e) No Impairment of Other Rights.  The Allocation Certificate (and the agreement thereto) and the determination of the Final Adjustment Amount under this Section 1.7 shall not impair any other rights of a party under this Agreement, including, without limitation, any rights to indemnification.

1.8 Earn-Out.  The following provisions shall apply with respect to the Earn-Out Consideration, if any:

(a) Ongoing Reporting.  As soon as practical following the conclusion of each fiscal quarter of Buyer during the Earn-Out Period, Buyer shall deliver to the Founders and the Securityholders’ Representative a report that contains the principal metrics related to the Earn-Out Consideration with respect to such preceding fiscal quarter.

(b) Calculation of Earn-Out.  The amount of the Earn-Out Consideration, if any, shall be calculated in accordance with and pursuant to Schedule 1.8 hereto.  As soon as practical following the conclusion of the fiscal first quarter of Buyer’s fiscal year 2015 and quarterly thereafter during the Earn-Out Period, and in any event not later than ninety (90) days after such dates, the Buyer shall prepare a calculation of the amount of the Earn-Out Consideration (the “Earn-Out Calculation”), if any, payable with respect to the Earn-Out Period, and shall deliver a copy of the Earn-Out Calculation with reasonable back-up data and a statement showing the method of computing the applicable Earn-Out Consideration, if any, to the Securityholders’ Representative.  The Buyer and the Surviving Corporation shall keep complete and accurate records in sufficient detail to enable the Securityholders’ Representative to calculate and determine the Earn-Out Consideration, whether or not the Earn-Out Consideration for the Earn-Out Period was earned.

(c) Earn-Out Consideration Disputes.  If the Securityholders’ Representative disagrees with the Earn-Out Calculation, the Securityholders’ Representative shall notify the Buyer in writing in reasonable detail of the Securityholders’ Representative and the basis therefor within thirty (30) days after receipt of such Earn-Out Calculation (the “Earn-Out Objection”).  If the Earn-Out Objection is not received by the Buyer within such period, the Earn-Out Calculation prepared by the Buyer shall be deemed final and binding for all purposes of this Agreement and the amount of any Earn-Out Consideration shall be paid by the Buyer within five (5) Business Days following such thirty (30) day period.  If the Buyer does receive an Earn-Out Objection within such period, the Buyer and the Securityholders’ Representative shall attempt in good faith to promptly resolve any differences within thirty (30) days after timely delivery of an Earn-Out Objection.  If the Buyer and the Securityholders’ Representative resolve their disagreement, they shall set forth the agreement in a written document executed by the

Buyer and the Securityholders’ Representative and such written document shall be deemed final and binding for all purposes of this Agreement.  If the Buyer and the Securityholders’ Representative are unable to resolve their disagreement within such period, any remaining differences will be submitted to an Independent Accountant for prompt determination.  The Independent Accountant will be instructed by the Buyer and the Securityholders’ Representative to determine those matters in dispute and render a written report as to the disputed matters within thirty (30) days of such submission, which report shall be conclusive and binding upon the parties.  The fees and expenses of the Independent Accountant shall initially be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by the Buyer; provided, that upon resolution of the dispute by the Independent Accountant, the prevailing party, if any, as determined by the Independent Accountant, shall be entitled to be reimbursed in proportion to the amount by which the other party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant.  Such amount shall be determined by the Independent Accountant.  Any fees and expenses of the Independent Accountant to be paid by the Securityholders will first be paid out of the Escrow Amount, and the Buyer and the Securityholders’ Representative shall execute and deliver to the Escrow Agent disbursement instructions for the amount of such fees and expenses to be paid by the Securityholders from the Escrow Amount pursuant to the Escrow Agreement.  Earn-Out Consideration as finally determined by the Independent Accountant shall be paid promptly upon delivery of the Independent Accountant’s written report with interest accruing from the tenth (10th) Business Day following such delivery in an amount equal to the lesser of the prime rate reported in the Wall Street Journal on such date, or the maximum rate permitted by applicable Law.

(d) Payment.  Subject to Section 11.5(d) (Set-Off), the Buyer shall pay the Stockholders’ and SVB’s aggregate Pro Rata Share of the applicable Earn-Out Consideration, if any, no later than the tenth (10th) Business Day after the final resolution of the applicable Earn-Out Consideration pursuant to Section 1.8(c) (Earn-Out Consideration Disputes), by wire transfer of immediately available funds to the Paying Agent for payment to the Stockholders and SVB, and shall pay the remaining portion of such Earn-Out Consideration to the Surviving Corporation for payment to the former holders of the Company Options, in each case, in accordance with their respective Pro Rata Share no later than the tenth (10th) Business Day after the final resolution of the applicable Earn-Out Consideration pursuant to Section 1.8(c) (Earn-Out Consideration Disputes).

(e) Contract Right Only.  The right to receive the Earn-Out Consideration, if any, payable pursuant to this Agreement is a contract right only and no certificate evidencing such right shall be issued.  The right to receive the Earn-Out Consideration, if any, payable pursuant to this Agreement shall not be transferred or assigned and no beneficial interests therein may be pledged, sold, assigned or transferred by any Securityholder.

(f) Earn-Out Acceleration Event.  If an Earn-Out Acceleration Event occurs and if a portion of the Earn-Out Consideration appears reasonably likely to become payable at the end of the Earn-Out Period, to be estimated by assuming that the operating results for the immediately preceding three (3) month period would continue for the remainder of the Earn-Out Period, then a proportionate amount of the Earn-Out Consideration shall become due and payable immediately upon the occurrence of any such event as though the Earn-Out Period had concluded upon the occurrence of the Earn-Out Acceleration Event.  If following the consummation of the Earn-Out Acceleration Event any Earn-Out Consideration becomes due and payable pursuant to this Agreement, an amount equal to the Earn-Out Consideration then due and payable less the payment made pursuant to the immediately preceding sentence shall then be payable to the Securityholders in accordance with this Agreement.  “Earn-Out Acceleration Event” shall mean the occurrence of any one of the following events prior to the conclusion of the Earn-Out Period (i) the Buyer or the Surviving Corporation undergoes a Change of Control and the Buyer (or the successor thereto) does not confirm in writing to honor the terms of this Agreement, such confirmation to be provided no later than twenty (20) days following the written request by the Securityholders’ Representative to the Buyer for such confirmation; (ii) the Buyer sells, exclusively licenses or otherwise disposes of, its rights to a material portion of the Company Products to any third party that is not an Affiliate of the Buyer; (iii) the Buyer or the Surviving Corporation commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws (a “Bankruptcy Proceeding”); (iv) a Bankruptcy Proceeding is commenced against the Buyer or the Surviving Corporation, or a receiver or trustee is appointed for the Buyer or the Surviving Corporation or a substantial part of their respective property, and such proceeding or appointment is not dismissed or discharged within sixty (60) days after its commencement; (v) the Buyer or the Surviving Corporation is unable to, or admits in writing its inability to, pay its debts when they become due and the Buyer (or the successor thereto) does not confirm in writing to honor the terms of this Agreement, such confirmation to be provided no later than twenty (20) days following the written request by the Securityholders’ Representative to the Buyer for such confirmation; (vi) the Buyer or the Surviving Corporation makes an assignment for the benefit of creditors, or petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets or has a receiver, custodian or trustee appointed for all or a substantial portion of its assets, or (vii) the Buyer or the Surviving Corporation takes any action effectuating, approving or consenting to any of the foregoing in clauses (iii) to (vi).  For the sake of clarity, the merger or other roll-up or combination of the Surviving Corporation with the Buyer or an Affiliate of the Buyer shall not be deemed to be an Earn-Out Acceleration Event.

1.9 Effect of the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Merger Sub or the Company:

(i) Company Common Stock.  Each share of the Company Common Stock issued and outstanding immediately before the Effective Time shall be converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Merger Consideration.

(ii) Company Series A Stock.  Each share of the Company Series A Stock issued and outstanding immediately before the Effective Time shall be converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Merger Consideration.

(iii) Company Series B Stock.  Each share of the Company Series B Stock issued and outstanding immediately before the Effective Time shall be converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Merger Consideration.

(iv) Company Series C Stock.  Each share of the Company Series C Stock issued and outstanding immediately before the Effective Time shall be converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Merger Consideration.

(v) Company Options.  Each vested and unvested share issuable pursuant to a Company Option issued and outstanding immediately before the Effective Time shall be converted into and represent only the right to receive an amount in cash, without any interest thereon, equal to the Per Share Merger Consideration minus the applicable exercise price therefor.

(vi) SVB Warrant.  The SVB Warrant issued and outstanding immediately before the Effective Time shall be converted into and represent only the right to receive an amount in cash, without any interest thereof, equal to the SVB Warrant Merger Consideration Amount.

(vii) Cancellation of Treasury Stock.  Each share of the Company Stock held immediately before the Effective Time by the Company as treasury stock shall be cancelled and no payment shall be made with respect thereto.

(b) Cancellation of the Merger Sub Stock.  Each share of common stock, $0.01 par value per share, of the Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and thereafter evidence one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of the Company Securities shall thereafter be made.  Until surrendered in accordance with Section 1.11 (Exchange of Certificates) and subject to Section 1.12 (Dissenters Rights), each Certificate or other evidence of a Company Security shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only a right to receive that portion of the Merger Consideration into which the Company Security shall have been so converted pursuant to this Section 1.9.

1.10 Payments by the Buyer at Closing.  At the Closing:

(a) the Buyer shall deliver or cause to be delivered to the holders of the Company Debt the amount set forth in the respective payoff letters delivered pursuant to Section 1.7(b)(ii);

(b) the Buyer shall deliver or cause to be delivered the amounts set forth with respect to Transaction Expenses specified in the Allocation Certificate;

(c) the Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate Employee Bonuses and shall cause the Surviving Corporation, as soon as practicable after the Effective Time, to pay to each recipient of an Employee Bonus the applicable Employee Bonus;

(d) the Buyer shall deliver or cause to be delivered to the Paying Agent the sum of (i) the aggregate Per Share Net Closing Consideration payable to the holders of shares of the Company Stock in accordance with Section 1.11 (Exchange of Certificates), and (ii) the aggregate SVB Warrant Net Closing Consideration payable in respect of the SVB Warrant in accordance with Section 1.11 (Exchange of Certificates);

(e) the Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate Per Company Option Net Closing Consideration payable at Closing to holders of the Company Options and shall cause the Surviving Corporation, as soon as practicable after the Effective Time, to pay to each holder of outstanding Company Options, vested or unvested, upon receipt by the Company of an executed Company Optionholder Acknowledgment Letter in the form attached as Exhibit B-1 (the “Company Optionholder Acknowledgment Letter”), the applicable aggregate Per Company Option Net Closing Consideration;

(f) the Buyer shall deliver to the Escrow Agent the Escrow Amount, to be held in escrow pursuant to the provisions of the Escrow Agreement to provide for any payments to the Buyer pursuant to Sections 1.7(c) (Post-Closing True-Up) and 1.7(d) (Resolution of Disputes) and 1.8(c) (Earn-Out Consideration Disputes) and as security for the Securityholders’ indemnification obligations under Section 11 (Indemnification); and

(g) the Buyer shall deliver to the Securityholders’ Representative the Expense Fund to be held pursuant to Section 13.13 (Securityholders’ Representative).

1.11 Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, the Buyer and U.S. Bank, National Association or, if not U.S. Bank, National Association, then a United States bank, trust company or other party reasonably acceptable to the Company (the “Paying Agent”), shall enter into a Paying Agent Agreement, substantially in the form attached hereto as Exhibit C (the “Paying Agent Agreement”).

(b) Procedures.

(i) Company Stock.  As soon as practicable after the date hereof, the Buyer shall send or cause the Paying Agent to send to each holder of record of a Certificate representing outstanding shares of the Company Stock (i) a letter of transmittal in the form attached hereto as Exhibit B-2 (the “Company Stock Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates and (ii) instructions for surrendering such Certificate in exchange for the applicable Per Share Net Closing Consideration for each share of the Company Stock represented by such Certificate.

Upon surrender of a Certificate for cancellation together with such Company Stock Letter of Transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the Buyer shall cause the Paying Agent to pay, immediately subsequent to Closing, to each Stockholder the Per Share Net Closing Consideration that such holder has the right to receive in respect of the shares of the Company Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any portion of Merger Consideration payable to holders of Certificates.  It shall be a condition to the right of any person, other than the registered holder of a Certificate, to receive the Per Share Merger Consideration payable with respect to each share of the Company Stock represented by such Certificate that (i) the Certificate be properly endorsed or otherwise be in proper form for transfer and (ii) the person surrendering such Certificate shall pay the allocable share, as determined under Section 6.6 (Certain Taxes) of any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than such registered holder or shall establish to the satisfaction of the Buyer that such tax has been paid or is not applicable.  The Buyer shall instruct the Paying Agreement to make payment of the foregoing consideration, for any Stockholder who has submitted a Company Stock Letter of Transmittal duly executed, and the related Certificates, prior to the Closing, by check or, if wire instructions have been provided, by same day wire transfer, as soon as practicable but in any event within one (1) Business Day after the Effective Time, and for all other Stockholders, within two (2) Business Days following receipt by the Paying Agent of a Company Stock Letter of Transmittal duly executed, and the related Certificates.

(ii) SVB Warrant.  As soon as practicable after the Effective Time, the Buyer shall send or cause the Paying Agent to send to SVB (i) a letter of transmittal in the form attached hereto as Exhibit B-3 (the “SVB Letter of Transmittal”) specifying that delivery shall be effected, and risk of loss and title to the SVB Warrant shall pass, only upon proper delivery of the SVB Warrant and (ii) instructions for surrendering the SVB Warrant in exchange for the applicable Merger Consideration payable in respect thereof.  Upon surrender of the SVB Warrant for cancellation together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, SVB shall be entitled to receive in exchange therefor the SVB Warrant Net Closing Consideration in respect thereof, and the SVB Warrant so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any portion of the SVB Warrant Merger Consideration payable to SVB.

(c) Certificate Lost, Stolen or Destroyed.  In the event the SVB Warrant or any Certificate shall have been lost, stolen or destroyed, the Buyer shall issue or cause to be issued the respective Merger Consideration in exchange for such lost, stolen or destroyed SVB Warrant or Certificate only following delivery by the holder thereof of an affidavit of that fact and such indemnities against any claim that may be made against the Buyer with respect to the SVB Warrant or Certificate alleged to have been lost, stolen or destroyed as are requested by the Paying Agent.

(d) Return of Funds from Paying Agent.  Any portion of amounts deposited with the Paying Agent that remain undistributed to the Securityholders six (6) months after their deposit with the Paying Agent shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Company Securities who have not surrendered such Company Securities in compliance with this Section 1.11 shall after such delivery to the Surviving Corporation, look only to the Surviving Corporation solely as general creditors for the Merger Consideration pursuant to Section 1.9 (Effect of the Merger).  To the extent permitted under applicable Law, any such amounts deposited with the Paying Agent remaining unclaimed by holders of Company Securities immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability.  Notwithstanding anything to the contrary in this Section 1, none of the Paying Agent, the Escrow Agent, the Buyer, the Surviving Corporation, the Securityholders’ Representative or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law.

1.12 Dissenters Rights.  Shares of the Company Stock held as of immediately prior to the Effective Time by a Stockholder who has not voted such shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited before the Effective Time (collectively, the “Dissenting Shares”), shall not be converted pursuant to Section 1.9 (Effect of Merger), but shall thereafter constitute only the right to receive from the Surviving Corporation, in consideration of the cancellation of such shares, such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.  If a holder of Dissenting Shares (a “Dissenting Stockholder”) forfeits or withdraws such right to appraisal of Dissenting Shares, then such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted as of the Effective Time into and to represent the right to receive the Merger Consideration payable in respect of such shares of the Company Stock pursuant to Section 1.9 (Effect of Merger), without interest.

1.13 Tax Withholding; Treatment of Additional Payments.  The Buyer, the Company, the Surviving Corporation, the Paying Agent, or the Escrow Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to or for the benefit of any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.  The Company, the Buyer, the Surviving Corporation, the Securityholders’ Representative and the Securityholders agree to treat any adjustment to the Cash Purchase Price pursuant to Section 1.7(c) (Post-Closing True-Up) and any payment of Earn-Out Consideration, if any, as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.  Payments of Earn-Out Consideration, if any, will be taxed to holders of the Company Options just as any other income such holder of the Company Options may receive as compensation for services.

1.14 Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors from time to time of the Surviving Corporation are fully authorized in the name of the Company and the Merger Sub, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement.

SECTION 2

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date hereof and delivered herewith by the Company to the Buyer (the “Company Disclosure Schedule”) corresponding to the applicable section and subsection or clause of this Agreement (the “Applicable Provision”) (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule provided that it is reasonably apparent upon a reading of such disclosure that it also qualifies or applies to such other sections, subsections and clauses), the Company hereby represents and warrants to the Buyer as follows, with references in this Section 2 (other than Sections 2.1 (Organization and Qualification), 2.2 (Capitalization; Subsidiaries) (other than Section 2.2(c) (Subsidiaries)), 2.3 (Authority; Enforceability), 2.4 (No Breach; Covenants), and 2.5(a) (Certificate of Incorporation and Bylaws; Corporate Records)) to the “Company” meaning the Company and any predecessor entity to the Company (including Burning Sky Partners, LLC which later changed its name to ThingWorx, LLC) and any previously existing Subsidiary (including Palantiri Systems, Inc., and its predecessor entities and any previously existing Subsidiaries thereto) to any such entity:

2.1 Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its Business as now being conducted.  The Company is duly qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by Law, except where the failure to be so qualified or authorized, individually or in the aggregate, would not have a Material Adverse Effect.  The Company has made all corporate filings and filed all statutory accounts required by applicable Law.  For clarity, corporate filings and statutory accounts do not include Tax Returns.  Schedule 2.1 lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee.  The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

2.2 Capitalization; Subsidiaries.

(a) Outstanding Capital Stock.  The authorized capital stock of the Company consists of (a) 9,750,000 shares of the Company Common Stock of which 2,335,093 shares are issued and outstanding, (b) 6,010,000 shares of the Company Preferred Stock, of which (i) 1,670,000 shares have been designated as the Company Series A Stock, all of which are issued and outstanding, (ii) 1,800,000 shares have been designated as the Company Series B Stock, of which 1,727,115 are issued and outstanding, and (iii) 2,540,000 shares of the Company Series C Stock of which 2,424,608 are issued and outstanding.  No other class of capital stock of the Company is authorized or outstanding, and no shares of the Company Stock are held in the treasury of the Company.  The outstanding shares of the Company Stock are held of record and beneficially by the persons and in the respective amounts set forth in Schedule 2.2(a) of the Company Disclosure Schedule.  All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued free of (or pursuant to effective waivers) pre-emptive or similar rights of any party, whether created by statute, the Company Certificate of Incorporation or the Company Bylaws or any other agreement or instrument to which the Company is a party.  None of the issued and outstanding shares of the Company Stock has been issued in violation of the Securities Act or of any other federal, state or foreign Law.  Except as set forth on Schedule 2.2(a) of the Company Disclosure Schedule, there are no registration rights agreements or, to the Company’s Knowledge, any shareholder agreements, voting trusts or agreements, proxies or other agreements, instruments or understandings with respect to any shares of the Company Stock.

(b) Purchase Rights; Convertible Securities.  Except as set forth in Schedule 2.2(b) of the Company Disclosure Schedule (which lists the respective holders, the numbers of underlying shares, the grant dates, the vesting schedule, and the exercise price, if applicable), there are no outstanding rights, subscriptions, phantom stock rights, warrants, calls, preemptive rights, convertible or exchangeable securities, options (including Company Options) or other agreements or commitments of any kind to purchase or otherwise to receive from the Company, currently or after the passage of time or occurrence of any other event, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the Company Stock or any other security of the Company or any right to Merger Consideration (collectively, “Purchase Rights”).  The Company has previously made available to the Buyer true and correct copies of all the agreements and other instruments with respect to its outstanding Purchase Rights.  No Purchase Right has been repurchased, redeemed, terminated or forfeited other than for no consideration pursuant to its terms.

(c) Subsidiaries.  Except as set forth in Schedule 2.2(c) of the Company Disclosure Schedule, the Company has no Subsidiaries and has never had a Subsidiary or an equity or other right, subscription, phantom stock right, warrant, call, preemptive right, convertible or exchangeable security, option or other agreement or commitment of any kind to purchase or otherwise to receive from a Person, currently or after the passage of time or occurrence of any other event, any security of such Person.

(d) Distribution of Merger Consideration.  The distribution of Merger Consideration set forth on the Allocation Certificate is in accordance with the Company

Certificate of Incorporation, and no holder of Company Preferred Stock is entitled to be paid any Liquidation Preference in connection therewith.

2.3 Authority; Enforceability.  The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company except for the Stockholder Approval.  This Agreement has been, and the Ancillary Agreements to which the Company is a party, when delivered at the Closing will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, by the Buyer and the Merger Sub, this Agreement constitutes, and the Ancillary Agreements to which the Company is a party when executed and delivered, will constitute, the valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

2.4 No Breach; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, to which the Company is a party, by the Company and the consummation of the Transactions do not and, with or without notice or lapse of time or both, will not, in each case: (a) violate any provision of the Company Certificate of Incorporation or the Company Bylaws; (b) violate, conflict with or result in the material breach of any of the terms or conditions of, result in material modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate any rights under, or constitute a default under, any Material Contract; (c) violate any Order against, or binding upon, the Company or upon its securities, properties, assets or business; (d) violate, in any material respect, any statute, Law or regulation of any jurisdiction or any Permit; (e) require on the part of the Company any filing with, notice to, or Consent of any Governmental Entity or of any other Person, except for the filing of the Certificate of Merger under the DGCL; or (g) result in the creation of any Lien on any of the material assets or properties of the Company.

2.5 Certificate of Incorporation and Bylaws; Corporate Records.  The Company has previously made available to the Buyer true and complete copies of (a) the Company Certificate of Incorporation, certified by the Secretary of the State of Delaware, and the Company Bylaws, in each case as amended and as presently in effect, and (b) the minute books and stock records of the Company.  Such minute books contain, respectively, records of all meetings and consents in lieu of meetings of the board of directors or other governing body of the Company and of the Stockholders since the time of the Company’s incorporation that are true and complete in all material respects.  The Company is not in violation of the Company Certificate of Incorporation or other organizational or governing documents.

2.6 Financial Statements; Internal Control.

(a) Attached as Schedule 2.6(a) of the Company Disclosure Schedule are copies of the audited balance sheet of the Company as at December 31, 2012 and the unaudited balance sheet of the Company as of December 31, 2011 and 2010 (the December 31, 2012 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”), and the audited statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2012 and the unaudited statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year ended December 31, 2011 and 2010.  Also attached as Schedule 2.6(a) of the Company Disclosure Schedule are copies of the unaudited balance sheet of the Company as at September 30, 2013 (the “Interim Balance Sheet” and the “Interim Balance Sheet Date”, as applicable) and the unaudited statements of operations and cash flows of the Company for the nine-month period then ended (collectively, the “Interim Financials”).

(b) As used in this Agreement, “Financial Statements” means the financial statements referenced in Section 2.6(a) above, “Audited Financial Statements” means the 2012 audited financial statements referenced in Section 2.6(a) above and “Unaudited Financial Statements” means the 2011 and 2010 unaudited financial statements referenced in Section 2.6(a).  Except as set forth in Schedule 2.6(b) of the Company Disclosure Schedule, (i) the Audited Financial Statements and the notes thereto, if any, and to the Company’s Knowledge, the Unaudited Financial Statements fairly present in all material respects the financial condition of the Company at the respective dates thereof and the results of operations for the periods then ended, and (ii) the Audited Financial Statements and Interim Financials were prepared in accordance with the books and records of the Company in conformity with GAAP consistently applied during the periods covered thereby, except, in the case of the Interim Financials, for the omission of footnotes and normal year-end adjustments which are not, individually or in the aggregate, material.  None of the Financial Statements contain any material, non-recurring items, except as expressly set forth therein.

(c) The general ledgers and books of account of the Company are complete and correct in all material respects.

(d) The Company maintains a reasonable system of internal accounting controls for a private company of its size and industry in which it operates.

(e) To the Company’s Knowledge, no Employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company or its operations.

2.7 Absence of Undisclosed Liabilities.  The Company has no Liabilities that are required to be reflected in financial statements prepared in accordance with GAAP, except Liabilities (i) stated or adequately reserved against on the face of the Interim Balance Sheet, (ii) incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice or that do not exceed $10,000 individually or $20,000 in the aggregate; provided, however, that clause (ii) of this Section 2.7 shall not apply to any Liability for Taxes, which are separately addressed in Section 2.10 (Tax Matters).

2.8 Accounts and Notes Receivable.   Schedule 2.8 of the Company Disclosure Schedule sets forth a true, correct and complete list of all notes and accounts receivable of the Company (“Accounts Receivable”) as of the Interim Balance Sheet Date and identifying the respective responsible entity and including the aging thereof.  All such Accounts Receivable arose out of the provision of services or the sales of goods in the ordinary course of business, are valid obligations and are not subject to set-off or counterclaim, and, to the Company’s Knowledge, are collectible in the face value thereof using normal collection procedures, net of the reserve for doubtful accounts (a) set forth in the Interim Balance Sheet with respect to Accounts Receivable reflected in the Interim Balance Sheet or incurred after the Interim Balance Sheet Date in the ordinary course of business or (b) set forth on Schedule 2.8 of the Company Disclosure Schedule.  Except as set forth on Schedule 2.8 of the Company Disclosure Schedule, no discount or allowance from any Accounts Receivable has been made or agreed to since the Interim Balance Sheet Date, and none of the Accounts Receivable shown on either the Interim Balance Sheet or Schedule 2.8 of the Company Disclosure Schedule represents billings before actual receipt of a purchase order.  To the Knowledge of the Company, none of the customers and other debtors whose obligations comprise the Accounts Receivable shown on the Interim Balance Sheet is subject to a bankruptcy or insolvency proceeding and, to the Knowledge of the Company, none of such Accounts Receivable has been made subject to an assignment for the benefit of creditors.  Since the Interim Balance Sheet Date, (x) the collection of Accounts Receivable by the Company has been pursued in the ordinary course consistent with past practice and without any acceleration thereof, and (y) there has been no sale or other disposition to a third party of any Accounts Receivable by the Company.

2.9 Absence of Certain Changes.  Since the Interim Balance Sheet Date, except as set forth in Schedule 2.9 of the Company Disclosure Schedule, there has been no change, event or circumstance in or affecting the assets, property, financial affairs or business of the Company that would reasonably be expected to have a Material Adverse Effect, whether or not covered by insurance, and except as set forth in Schedule 2.9 of the Company Disclosure Schedule, there has been no:

(a) incurrence of any indebtedness for borrowed money, or cancellation or modification of any material debt or claim owing to, or waiver of any material right of, the Company;

(b) purchase, sale or other disposition of any properties or assets of or by the Company with a value, individually in excess of $25,000 or in the aggregate in excess of $50,000, other than in the ordinary course of business consistent with past practices;

(c) declaration, setting aside or payment of any dividend or distribution by the Company or the making of any other distribution in respect of any shares of the Company Stock;

(d) change in the compensation paid or payable by the Company to any of its directors, officers, employees, agents or independent contractors other than normal increases granted to employees making less than $50,000 per year in the ordinary course of business consistent with past practice, or any obligation, or liability incurred by the Company to any of its shareholders, directors, officers or employees, or any loans or advances made by the Company to any of its shareholders, directors, officers or employees, except normal compensation and expense allowances payable in the ordinary course of business consistent with past practices;

(e) adoption, amendment, or termination of any Employee Benefit Plan, any material increase in benefits provided under any Employee Benefit Plan or any promise or commitment to undertake any of the foregoing in the future;

(f) payment or discharge of a material Lien or Liability of the Company other than in the ordinary course of business consistent with past practices;

(g) change in accounting methods or practices, or billing or collection policies, used by the Company; or

(h) agreement or understanding, whether in writing or otherwise, obligating the Company to take any of the actions specified above, except as specifically contemplated hereby.

2.10 Tax Matters.

(a) All Tax Returns required to be filed by or with respect to the Company have been filed within the time and in the manner prescribed by Law, including any permitted extensions thereto.  All such Tax Returns are true, correct, and complete in all material respects, and all Taxes owed by the Company, whether or not shown on any Tax Return, have been paid when due.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by any taxing authority in any jurisdiction in which the Company does not file that the Company is or may be subject to taxation by that jurisdiction.  To the Knowledge of the Company, except for the employment and withholding Tax liabilities of the Company resulting from the payment of Sale Bonuses and consideration in respect of the Company Options as provided herein, no Taxes will become payable by the Company as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger and the other Transactions.

(b) No audit or other similar examination is currently pending with respect to any Tax Return of the Company and the Company has not received any written notice from any taxing authority that an audit or other review is forthcoming.  No deficiency for any Taxes has been asserted, proposed, or threatened in writing against the Company, which deficiency has not been paid in full, and the Company is not aware of any such deficiency which is reasonably likely to be asserted.  No issue relating to the Company or involving any Tax for which the Company might be liable has been resolved in favor of any taxing authority in any audit or examination that, by application of the same principles, would reasonably be expected to result in a deficiency for Taxes of the Company for any other period.  The Company has not participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any corresponding or similar provision of state, local, or non-U.S. Tax Law.

(c) Schedule 2.10(c) of the Company Disclosure Schedule lists all United States federal, state and local, and all foreign income Tax Returns filed with respect to the Company, and indicates those Tax Returns that have been audited or subject to similar examination by a taxing authority and those Tax Returns that currently are the subject of audit or such examination.  There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation (or any other period during which any Tax can be assessed) applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period, and no closing agreement (within the meaning of Section 7121 of the Code) relating to the Taxes of the Company is currently in force.  The Company has delivered to the Buyer, or made available the true, complete and correct copies of all Tax Returns, audit reports, and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Company (or, insofar as such items relate to the Company, by or to any affiliated, consolidated, combined, or unitary group of which the Company was then a member).

(d) The unpaid Taxes of the Company for all taxable periods (or portions thereof) ending (i) on or before the Interim Balance Sheet Date did not, as of such date, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereof) and (ii) on or before the Closing Date will not, as of the Closing Date, exceed that reserve as adjusted to reflect the ordinary operations of the Company after the Interim Balance Sheet Date and through the Closing Date and the Transactions in accordance with the past customs and practice of the Company in filing its Tax Returns.

(e) The Surviving Corporation will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) or election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(f) No person holds the Company Stock that is subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any holder of the Company Stock of any portion of the consideration payable hereunder will result in compensation or other income to such person with respect to which the Buyer or the Surviving Corporation would be required to deduct or withhold any Tax.  Schedule 2.10(f) lists (i) each person that has, to the Knowledge of the Company, disposed of any Company Stock in a transaction that would constitute a “disqualifying disposition” (as defined in Section 421(b) of the Code) together with a schedule of the stock disposed of in such transaction and the exercise date of the option pursuant to which such stock was acquired and (ii) each person for whom the Transactions would constitute a disqualifying disposition.

(g) The Company has never been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contract or arrangement.  The Company has no liability for the Taxes of any other Person under U.S. Treasury Regulation §1.1502-6 (or any similar provision of applicable federal, state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355 of the Code applies (i) in the two years before the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions, and the Company was not the subject of any such distribution pursuant to any transaction with respect to which the Company has agreed to or is otherwise obligated to indemnify any person for any Tax resulting from or attributable to such transaction.

(i) The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) The Company is not a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person

(k) Schedule 2.10(k) sets forth all foreign jurisdictions in which the Company is subject to Tax, are engaged in business or have a permanent establishment.  The Company has not entered into a gain recognition agreement pursuant to Treas. Reg. § 1.367(a)-8.  The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

2.11 Compliance with Laws; Permits.

(a) The Company is not and has not been in violation of any Order binding upon it, or of any federal, state, local or foreign Law, ordinance or regulation of any governmental or regulatory body applicable to its Business or assets, except for any such violations that, individually or in the aggregate, would not have a Material Adverse Effect.  The Company has not received any notice or other written communication from any Governmental Entity of any such violation or noncompliance, and there has been no citation, fine or penalty imposed or asserted against the Company for any violation of such laws, regulations or ordinances.

(b) The Company has in full force and effect, and is in compliance with, all licenses, permits and other approvals (“Permits”) of any Governmental Entity required for the conduct of the business of the Company as presently conducted, except where the failure to have or so comply would not have a Material Adverse Effect.  All such Permits are described in Schedule 2.11 of the Company Disclosure Schedule, and true and correct copies thereof have previously been made available to the Buyer.  No proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Permit.

2.12 Actions and Proceedings.  Except as set forth in Schedule 2.12 of the Company Disclosure Schedule, there is no outstanding Order against or involving the Company, any of its assets or properties, or any of its directors or officers in their capacities as such.  There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its assets or properties or any of its directors or officers in their capacities as such or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions.  To the Company’s Knowledge, there is no fact, event or circumstance that would be expected to give rise to any suit, action, claim, investigation or proceeding which individually or in the aggregate would have a Material Adverse Effect.

2.13 Contracts and Other Agreements.

(a) Contracts and other agreements, whether written or oral (“Contracts”) described in this subsection, to which the Company is a party or by or to which it or any of its assets or properties are bound or subject are referred to herein collectively as “Material Contracts”:

(i) contracts and other agreements (other than at-will employment agreements) pursuant to which the Company or the other party thereto has current or future obligations or liabilities in excess of $25,000 in any fiscal year and that are required to be disclosed on Schedule 2.26 of the Company Disclosure Schedule;

(ii) contracts and other agreements with any labor union or association representing any employee of the Company;

(iii) contracts and other agreements for the procurement by the Company (including by purchase or license) of software, materials, supplies, equipment, merchandise or services, or relating to capital expenditures, for an amount in excess of $25,000 per annum;

(iv) contracts and other agreements for the sale or license by the Company to any third party of software, materials, supplies, equipment, merchandise or services, or relating to capital expenditures, that involves an amount or value in excess of $50,000 per annum;

(v) contracts and other agreements for (A) the sale or (B) the exclusive license of any of the assets or properties of the Company not described in clause (iv) or for the grant to any person of any option, right of first refusal, or preferential or similar right to purchase any of such assets or properties;

(vi) partnership, strategic alliance, joint development, joint marketing and joint venture agreements;

(vii) contracts and other agreements that obligate the Company to purchase or license all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases or licenses of a particular product from a supplier;

(viii) contracts and other agreements with customers, suppliers, partners or collaborators for the sharing of fees, the rebating of charges or other similar arrangements, including contracts containing any Most Favored Customer Provision;

(ix) contracts or other agreements under which the Company agrees to indemnify any party for Tax liabilities or to share the Tax liability of any party;

(x) contracts and other agreements containing any covenant limiting the freedom of the Company or any of its present or future Affiliates to (A) engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity with respect to any geographic territory, any customer, or any product or service, (B) solicit for employment, hire or employ any Person, or (C) acquire property (tangible or intangible);

(xi) contracts and other agreements relating to the acquisition or disposition by the Company of any operating business or the capital stock or other securities of any other Person;

(xii) contracts and other agreements requiring the payment to any person of a commission, fee or royalty, other than to employees in the ordinary course of business;

(xiii) contracts and other agreements pursuant to which the Company may collect any Personal Information from any third parties;

(xiv) mortgages, indentures, loan or credit agreements, factoring agreements, promissory notes and other agreements and instruments relating to the borrowing of money or financing or sale of receivables;

(xv) research, development (whether contracted or shared), and manufacturing agreements;

(xvi) reseller or distributorship agreements, original equipment manufacturer (OEM) agreements, or systems integrator agreements;

(xvii) leases, financing agreements, subleases or other agreements under which the Company is lessor or lessee of any real or personal property;

(xviii) licenses, sublicenses and other agreements required to be listed in Schedule 2.16(c) of the Company Disclosure Schedule; and

(xix) contracts with Governmental Entities.

(b) Schedule 2.13 of the Company Disclosure Schedule contains a true, correct and complete list of all Material Contracts numbered as appropriate under subsection (a) hereof.  The Company has made available to the Buyer true and complete copies of all Material Contracts and all amendments or other modifications thereto or, in the case of oral Material Contracts, complete and accurate descriptions.  All of the Material Contracts are valid, in full force and effect, and binding upon the Company and, to the Knowledge of the Company, on the other party(ies) thereto.  No written notice of termination or amendment of any Material Contract has been given to the Company by any other party thereto.  Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under any Material Contract, and, to the Knowledge of the Company, no event has occurred nor does any condition exist that with notice or lapse of time or both would constitute a default by the Company or any such other party thereunder.

(c) There is no Contract or Order to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit:  (a) any business practice of the Company or any of its present Affiliates or Buyer; (b) any acquisition of property (tangible or intangible) by the Company or any of its present Affiliates or Buyer; (c) the conduct of business by the Company; or (d) the freedom of the Company or any of its present Affiliates or Buyer to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its present Affiliates or Buyer or otherwise.  Without limiting the generality of the foregoing, the Company has not (x) entered into any Contract under which the Company or any of its present Affiliates or Buyer is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of its present Affiliates’ or Buyer’s technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (z) entered into any Contract that will bind the Buyer or any of its Affiliates with respect to the Buyer’s or the Buyer’s Affiliates’ own customers, products or services.

2.14 Real Estate.  The Company does not own any real property or any buildings or other structures or have any options or any contractual obligations to purchase or acquire any interest in real property.  All leasehold interests of the Company are set forth in Schedule 2.13(a)(xvii) of the Company Disclosure Schedule, and such interests are subject to no Liens other than Permitted Liens.  With respect to such leasehold interests: (a)  there are no disputes between the Company and the respective landlord, oral agreements or forbearance programs in effect as to the lease or sublease; (b) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (c) to the Knowledge of the Company, all facilities leased or subleased thereunder have received all approvals of the applicable Governmental Entities (including Permits) required to be obtained in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; and (d) all facilities leased or subleased thereunder are supplied with utilities and all other services necessary for the operation of the Business of the Company as currently conducted and for the operation of said facilities.

2.15 Tangible Property.  The equipment, furniture, leasehold improvements, fixtures, vehicles, and any related capitalized items, in each case whose book value is a material part of the Interim Balance Sheet (except to the extent disposed of on an arms’-length basis since the Interim Balance Sheet Date), and all other tangible property material to the Business of the Company, are in good operating condition and repair, reasonable wear and tear excepted, and have received commercially reasonable maintenance, and the Company has not received any written notice that any of such property is in violation of any existing Law or any building, zoning, health, safety or other ordinance, code or regulation.

2.16 Intellectual Property.

(a) As used in this Agreement, the following terms have the meanings indicated:

(i) “Intellectual Property” means all intellectual property rights of every kind including all: (A) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (B) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and registrations and applications for registration thereof; (D) rights in data, databases or other compilations of fact; (E) industrial designs and any registrations and applications therefor, and all other rights corresponding thereto throughout the world; (F) trade secrets and other confidential or proprietary information (including without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (G) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor; (H) works of authorship including without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (I) moral right or other right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty; and (J) goodwill associated with any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property owned, licensed or used by the Company or necessary for the creation, production, distribution, marketing, offering or sale of any Company Products.

(iii) “Company Owned Intellectual Property” means Intellectual Property owned, purported to be owned, or exclusively licensed by the Company.

(iv) “Company Products” means all of the products marketed, licensed, sold or offered for sale by the Company (including, without limitation, all content, components, elements, toolkits, computer programs, software (both in object code and source code), firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, and other items designed, developed, manufactured, assembled, sold, leased, installed, licensed, hosted or otherwise made available by or on behalf of the Company) and all prior versions and releases thereof, and any services performed by or on behalf of the Company.

(b) Schedule 2.16(b) of the Company Disclosure Schedule hereto contains a complete and accurate list of (i) all Company Owned Intellectual Property included in clauses (A) through (C) and (G) of the definition of Intellectual Property that is registered, or subject to an application for registration, with any Governmental Agency; and (ii) all other material Company Intellectual Property.

(c) Schedule 2.16(c) of the Company Disclosure Schedule contains a complete and accurate list of (i) all licenses and other rights granted (expressly, through implication or otherwise) by the Company to any Person with respect to any Company Intellectual Property (including license agreements with current customers) and (ii) all licenses and other rights granted (expressly, through implication or otherwise) by any Person to the Company with respect to any Company Intellectual Property (excluding commercial off-the-shelf software licensed to the Company in the ordinary course of business and easily obtainable without material expense), in the case of clause (ii) identifying the subject Company Intellectual Property, describing the material terms of such licenses, the royalties paid or received by the Company under such licenses and whether or not each such license is exclusive or non-exclusive (collectively for clauses (i) and (ii), the “IP Licenses”).  The Company is in compliance with all of its obligations pursuant to the IP Licenses.  Except as set forth on Schedule 2.16(c) of the Company Disclosure Schedule, the Company is not and will not be required to pay any currently due, future or ongoing royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property (other than sales commissions paid to employees).

(d) Except as set forth on Schedule 2.16(d)(i), the Company owns exclusively or is a party to valid and binding, express, perpetual, royalty free, fully paid up, non-terminable licenses (sufficient for the conduct of its Business as currently conducted) to, all Intellectual Property necessary for or currently used in the conduct of its Business or for the manufacture, production, distribution, marketing or sale of any Company Products.  The Company has not violated, misappropriated or infringed, is not violating, misappropriating or infringing and, by conducting its Business as currently conducted, will not violate, misappropriate or infringe, any Intellectual Property of any other Person.  To the Knowledge of the Company, there are no violations, misappropriations or infringements by any Person of any Company Intellectual Property owned or licensed by the Company.  Except as set forth on Schedule 2.16(d)(ii) of the Company Disclosure Schedule, the Company has not received any notice or communication from any Person claiming any violation, misappropriation or infringement by the Company of another Person’s Intellectual Property rights (and to the Knowledge of the Company, there is no basis for any such claim).

(e) Each item of Company Owned Intellectual Property is in compliance with all legal requirements and is valid and subsisting.  All necessary registration, maintenance and renewal fees in connection with such Company Owned Intellectual Property have been paid to the extent applicable, and all necessary documents and certificates in connection with such Company Owned Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.  To the Knowledge of the Company, there is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property.

(f) Except as set forth on Schedule 2.16(f)(i) of the Company Disclosure Schedule, none of the software owned or used by the Company incorporates, includes, is distributed together with, was developed with or is compiled with, linked with or otherwise dependent on any Open Source Materials, and there are no current plans to include or use any Open Source Material in or with the Company Products.  Schedule 2.16(f)(i) of the Company Disclosure Schedule describes the license under which each of the Open Source Materials is licensed to the Company; and with which the Company Product(s) the Open Source Materials were used or distributed.  The Company has complied with all of the requirements of each license applicable to any Open Source Materials used or distributed by it.  Except as set forth on Schedule 2.16(f)(i) of the Company Disclosure Schedule, the Company has not provided (nor is it obligated to provide, nor will the closing of the Transactions obligate the Company to provide) the source code for any of its software to any other Person.  The Company has not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any of its software to create such source code, except as may be required by law.  All copies of any Company software distributed in connection with the Business have been distributed solely in object code form.  Except as set forth on Schedule 2.16(f)(ii) of the Company Disclosure Schedule, there has been no disclosure of any Company software by the Company, or to the knowledge of the Company, by any other Person, other than through licensing of object code versions.  Each copy so distributed by the Company was at the time of distribution, and to the Knowledge of the Company is, the subject of a valid, existing and enforceable license agreement.

(g) The Company has taken reasonable steps to protect its rights in, and the confidentiality of, the Intellectual Property and all other confidential or proprietary information belonging to the Company, developed by the Company, or provided by any other Person to the Company.  Without limiting the foregoing, the Company has, and enforces, a policy requiring each of its employees, agents, consultants and contractors to execute enforceable proprietary information, assignment of inventions and confidentiality agreements assigning all rights in any Company Intellectual Property to the Company, copies of which have been made available to the Buyer, and all current employees and former employees and all agents, consultants and contractors of the Company, have executed such an agreement.  The Company has recorded all assignments of any registered Intellectual Property assigned to the Company with the relevant Governmental Entity in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded.  To the Knowledge of the Company, no employee of the Company is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company, or that could conflict with the conduct of the Business.

(h) Except as set forth in Schedule 2.16(h) of the Company Disclosure Schedule, no Person has claimed or, to the Knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition, non-disclosure or similar agreement with such third Person; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third Person; or (iii) interfered or may be interfering in the employment relationship between such third Person and any of its employees.  To the Knowledge of the Company, no Person employed by or affiliated with the Company has used or proposes to use any trade secret or any information or documentation proprietary to any other Person in connection with the Business or any Company Products.

(i) The Company has taken all reasonable steps to protect its Intellectual Property and its rights thereunder, and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company.  The Company is not and, to the Knowledge of the Company, no other party to any licensing, distributorship or other similar arrangement with the Company relating to Intellectual Property is, in breach of, or default (with or without notice or lapse of time, or both) under, its obligations under such arrangements.  The Company has implemented and maintained in effect reasonable security measures, consistent with general industry practices, with respect to third-party source code or other third party Intellectual Property.  If the terms of any such licensing arrangement require that customers of the Company enter into license or sublicense agreements with the Company, then the Company has procured all such licenses or sublicenses from its customers.

(j) The Company has the right to use, pursuant to valid licenses, all software, development tools, library functions, compilers and all other software and materials that are used to create, modify, compile, operate or support any software that is Company Owned Intellectual Property or is incorporated into any Company Product.  The Company owns or has valid licenses for, and possesses, all of the source code for all Company Products owned, distributed or presently supported by the Company.  The Company has written its software in a way that such software may be understood in a commercially reasonable manner by reasonably competent programmers certified in the applicable programming languages.  For the avoidance of doubt, the software referred to in the preceding sentence shall include any and all bug tracking, source code management and other information technology systems that have been programmed, designed or otherwise developed in any way by or on behalf of the Company.

(k) Except as set forth in Schedule 2.16(k) of the Company Disclosure Schedule, the Company has not (i) transferred ownership of, or entered into any agreement under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any agreement under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person, (ii) permitted the rights of the Company in any such Company Intellectual Property to lapse or enter the public domain, (iii) entered into any agreement under which it has granted any covenant not to sue, assert or exploit any such Company Intellectual Property, or (iv) entered into any agreement under which it has granted any Person the right to bring a lawsuit for infringement or misappropriation of any such Company Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the Transactions (alone or in combination with any other event) and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in any release of any source code or materials from escrow under, or give rise to a right of, or result in, termination, cancelation or acceleration of any Intellectual Property right or obligation set forth in any IP License to which the Company is a party or to which any of their respective properties or assets is subject, or to a loss of a benefit related thereto, or result in the creation of any Lien in or upon, any Intellectual Property related thereto, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or Liens relating to Company Intellectual Property.

(l) Except as set forth in Schedule 2.16(l) of the Company Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by any Person for the Company and is incorporated into any Company Products, the Company has a written agreement with such Person with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, all rights in such Intellectual Property; or (ii) has obtained a perpetual, royalty-free, fully paid-up, non-terminable license (sufficient for the conduct of its Business as currently conducted and as currently proposed to be conducted) to all such Person’s rights in such Intellectual Property.

(m) The Company has not (i) provided any services pursuant to Contracts that contemplate an engagement for services that would lead to ownership by a third party of Intellectual Property created in connection with such services (whether “works for hire” or otherwise) or (ii) created any customized Intellectual Property for any of its customers pursuant to any Contracts with such customers or otherwise that is used in the products or services of the Company and for which such customer could claim or has claimed ownership.

(n) No government, military or quasi-governmental funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Owned Intellectual Property.  To the Knowledge of the Company, no current or former employee, agent, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has (i) performed services for the government, university, college or other educational institution or research center, or any other Person during a period of time during which such employee, consultant or independent contractor was also performing services for the Company, or (ii) entered into a contract with such an entity providing for any license to such Company Owned Intellectual Property.

(o) The Company Products conform in all material respects to the written documentation and specifications therefor and, to the Knowledge of the Company, are free from significant or material defects.  To the Knowledge of the Company, the Company Products do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist or could enable or assist any Person to access without authorization the Company Products; or (ii) disrupt the operation of the Company Products, except as expressly disclosed in its documentation; or (iii) have or could have an adverse impact on the operation of other Software or operating systems.

(p) Except as set forth in Schedule 2.16(p) of the Company Disclosure Schedule, none of the Company Owned Intellectual Property or the Company Products includes any cryptographic programs, algorithms, hardware or technology (whether used for confidentiality, authentication or any other purpose) (collectively, “Encryption Functionality”) or makes any function or interface calls to Encryption Functionality provided by external software or hardware.

(q) To the Knowledge of the Company, all permits, exemptions, or licenses required for the Company and for any third party to import, use and distribute any Company Owned Intellectual Property or the Company Products have been obtained for all jurisdictions outside the United States to or in which the Company currently sells or distributes, or may be deemed to sell or distribute pursuant to the laws of such jurisdiction, such Company Owned Intellectual Property or the Company Products, including with respect to any Encryption Functionality.

(r) The Company Owned Intellectual Property and the Company Products are authorized for export from the United States to all destinations (other than Cuba, Iran, North Korea, Sudan and Syria) except as listed in Schedule 2.16(r) of the Company Disclosure Schedule and any U.S. government review or authorization required for such export has been obtained, and the Company otherwise complies with all United States export license and export license exception requirements.

(s) Except as listed in Schedule 2.16(s) of the Company Disclosure Schedule, the Company Owned Intellectual Property and the Company Products are authorized for export from the United States under the U.S. Export Administration Regulations with No License Required, and with no requirement of pre-export review by, or post-export reporting to, the U.S. Department of Commerce.

(t) To the Knowledge of the Company, the Company has not exported any of the Company Intellectual Property or the Company Product from the United States in violation of applicable Laws, including but not limited to the U.S. Export Administration Regulations.

(u) To the Knowledge of the Company, the Company has not exported any of the Company Intellectual Property or the Company Products from the United States to any person or destination in violation of a U.S. trade embargo or sanctions administered by the U.S. Office of Foreign Assets Control, including but not limited to exports to (i) Cuba, Iran, North Korea, Sudan or Syria, (ii) Persons on the U.S. Department of Commerce Denied Persons List or

Entity List, or (iii) Persons on the U.S. Department of Treasury List of Specially Designated Nationals and Blocked Persons.

(v) All of the Company Intellectual Property that is owned by the Company constitutes U.S.-origin technology pursuant to the U.S. Export Administration Regulations of the United States of America.

(w) For all United States government customers (each of which is listed on Schedule 2.16(s) of the Company Disclosure Schedule), such government customers have been provided adequate notice as required by the United States Federal Acquisition Regulations (“FAR”) and Defense Federal Acquisition Regulation Supplement (“DFARS”) that places such government customers and end users on notice that the Company Intellectual Property and the Company Products are only available as a commercial item as such term is understood under FAR and DFARS and that any software included with a Company Product is commercial computer software as such term is understood under FAR and DFARs.

(x) No moral rights have been asserted or, to the Company’s Knowledge, are likely to be asserted which would affect the use of the Intellectual Property owned or used by the Company.

2.17 Protection of Personal Information; Information Technology Systems.

(a) The Company has written privacy and security policies that govern its collection, storage, use, disclosure and transfer (including across national borders) of Personal Information that satisfy applicable Laws and the Company is in compliance with its privacy and security policies and applicable Laws relating to Personal Information, including with respect to any Personal Information collected by the Company or by any third party having authorized access to the records of the Company.  The Company has not collected any Personal Information from any third parties, except for Personal Information collected from employees and vendors in the ordinary course of business and as a service provider for its respective customers pursuant to Contract disclosed in Schedule 2.13(a)(xiii).  All required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Business (including disclosure to Affiliates of the Company) have been obtained.  The Company has not received any written claim or complaint regarding its collection, use or disclosure of Personal Information.  As used in this Agreement, “Personal Information” means information in the possession or under the control of the Company regarding any Person, including personally identifiable information, financial information and protected health information (as such term is defined under HIPAA), the use or disclosure of which is protected by applicable Laws.

(b) Without limiting the generality of the foregoing, the Company has complied in all material respects with all applicable Laws governing the use, disclosure, privacy and security of, and standard transactions related to, “protected health information” as defined under HIPAA.  Whether acting as a “covered entity”, “business associate”,  or subcontractor to a “business associate”, in each case as defined under HIPAA, the Company has developed and implemented appropriate policies and procedures and training programs to comply with HIPAA and applicable state privacy and security laws and has maintained workforce training logs to document that such training has been conducted.  To the extent required by HIPAA, the Company has Business Associate Agreements in place with each of its customers and with each of its subcontractors and its other “business associates,” as defined under HIPAA, and each such Business Associate Agreement covers all applicable obligations of business associates and covered entities under HIPAA.  The Company has not received from any governmental entity or any customer, subcontractor, or business associate of the Company, any written complaint, notice or other notification of a complaint regarding the Company’s compliance with HIPAA or any other Law applicable to Personal Information.  Except as set forth on Schedule 2.17(b) of the Company Disclosure Schedule, the Company has not received written notice of, or is not otherwise aware of, any complaints, breaches, non-permitted uses or disclosures, or other incidents of alleged compromises to the privacy or security of individually identifiable health information or other Personal Information.  As used in this Agreement, “HIPAA” means the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), as in effect on the date hereof, and the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 set forth at 42 USC § 17931 et seq., and all implementing regulations thereof, including all provisions that have been enacted as of the date hereof.

(c) There has been no material breach of security or other unauthorized access by third parties to the Personal Information or confidential information in the Company’s possession, custody or control and there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company.  The Company has written policy guidelines for all parties with access to its computer systems regarding use of its computer systems, including use of the Internet and e-mail, and, to the Knowledge of the Company, such policy guidelines have been and are being complied with.  With respect to all Personal Information gathered or accessed in the course of the operations of the Company, the Company has taken commercially reasonable steps, consistent with industry standards and Laws, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d) The Company has in place disaster recovery plans, procedures and facilities that satisfy applicable Laws.  The disaster recovery and security plans, procedures and facilities specified meet all representations made to, and obligations with, all customers, and the Company is in compliance in all material respects therewith.

2.18 Title to Assets; Liens.  The Company owns outright and has good title to, or, in the case of leased properties and assets, has valid leasehold interests in, all of its assets and properties, including, without limitation, all of the assets and properties reflected on the Interim Balance Sheet and all other assets and properties that are reasonably necessary for the conduct of its Business (collectively, the “Company Assets”), free and clear of any Lien, except for (a) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Interim Balance Sheet and (b) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, or for Taxes, all of which are not yet due and payable (“Permitted Liens”).  At the Effective Time, the Surviving Corporation will own all right, title and interest in the Company Assets, free and clear of Liens except Permitted Liens.

2.19 Business Relationships; Resellers; Warranties.

(a) Schedule 2.19(a) of the Company Disclosure Schedule sets forth a list of all customers that accounted for at least $50,000 of consolidated net sales by the Company during the twelve calendar months ended as of September 30, 2013.  To the Knowledge of the Company, (a) all such customers will continue purchasing, without significant reductions, products and services from the Company and (b) all suppliers, vendors and service providers which are material to the Company will continue after the Closing to sell the products and provide the services to the Surviving Corporation currently sold and provided by them.  Since January 1, 2013, no customer representing more than $50,000 of consolidated annualized revenues and no significant supplier, vendor or service provider (x) has terminated or, to the Knowledge of the Company threatened to terminate, its relationship with the Company, (y) has decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company, or (z) has materially changed or, to the Knowledge of the Company, threatened to change materially, its business relationship with the Company.

(b) To the Company’s Knowledge, it has not sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s current and former customers or agreed to do any of the foregoing.  Except for information made available to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company possesses or has any claims or rights with respect to use of such customer files and other customer information.

(c) Since January 1, 2012, there have been no material claims against the Company alleging any material defects in the Company’s services or products, or alleging any failure of such products or services of the Company to meet applicable specifications, warranties or contractual commitments.  To the Company’s Knowledge, the Company’s products and services are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments.

2.20 Employee Benefit Plans.

(a) Schedule 2.20 of the Company Disclosure Schedule contains complete and accurate lists of all Employee Benefit Plans (as defined below) currently maintained or contributed to by the Company or any ERISA Affiliate (as defined below), or pursuant to which the Company has any Liability (“Company Benefit Plan”).  For purposes of this Agreement, “Employee Benefit Plan” means (i) any “employee pension benefit plan” (as defined in Section

3(2) of ERISA), (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) any other formal or informal, written or oral plan, program, agreement or any arrangement designed to provide employee benefits or compensation, including salary, wages (including commissions), insurance coverage, survivor benefits, severance benefits, disability benefits, deferred compensation, bonuses (discretionary or otherwise), stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement or post-termination compensation, in each case relating to any current or former director, officer, employee, consultant, member, partner, independent contractor or agent of the Company or any ERISA Affiliate.  For purposes of this Agreement, “ERISA Affiliate” means (i) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with the Company under Section 414(o) of the Code or Section 4001(b) of ERISA.

(b) The Company has made available the Buyer with current, accurate and complete copies (as amended to date) of (i) each Company Benefit Plan that has been reduced to writing (and, with respect to any 401(k) Plan, all prior amendments to such plan), (ii) an accurate summary of the material terms of each Company Benefit Plan that has not been reduced to writing, (iii) the Summary Plan Description for each Company Benefit Plan subject to Title I of ERISA, and in the case of each other Company Benefit Plan, any similar employee summary (including but not limited to any employee handbook description), submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, (iv) for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter or exemption determination issued by the IRS, (v) for each Company Benefit Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the three (3) preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Company Benefit Plan, and (vii) for each Company Benefit Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the most recent plan year.  No employee benefit handbook or similar employee communication relating to any Company Benefit Plan nor any written communication of benefits under such Company Benefit Plan describes the Company Benefit Plan in a manner inconsistent in any material respect with the documents and summary plan descriptions relating to such Company Benefit Plan that have been delivered pursuant to the preceding sentence.

(c) There is no entity (other than the Company) that together with the Company would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either (i) has been determined to be so qualified by the IRS and has received a favorable determination letter from the IRS to that effect, or (ii) with respect to any

Company Benefit Plan that is a standardized prototype plan, has been determined to be so qualified by the IRS and has received a favorable opinion letter from the IRS to that effect, and to the Knowledge of the Company, there are no current circumstances that should result in revocation of any such favorable determination letter or opinion letter.  Each Company Benefit Plan has been administered in all material respects in accordance with the terms of such plan and the provisions of any and all statutes, Orders or governmental rules or regulations, including without limitation ERISA, the Code, or HIPAA, whether as a matter of substantive Law or as necessary to secure favorable tax treatment, and nothing has been done or not done with respect to any Company Benefit Plan that could reasonably be expected to result in any material Liability on the part of the Company under Title I of ERISA or Chapter 43 of the Code.  All reports, forms and notices required to be filed with respect to each Company Benefit Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed.  All contributions, premiums and other amounts due to or in connection with each Company Benefit Plan under the terms of the Company Benefit Plan or applicable Law have been timely made, and provision has been made in the Interim Balance Sheet for such contributions, premiums and other amounts that were due as of the Interim Balance Sheet Date but were attributable to service before such date.

(e) No Company Benefit Plan is or has been subject to Title IV of ERISA, Section 312 of the Code or Section 302 of ERISA.  No Liability to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course).

(f) There is no pending or, to the Knowledge of the Company, threatened proceeding relating to any Company Benefit Plan and, except for routine benefit claims, to the Knowledge of the Company, there is no basis for any such proceeding.  To the Knowledge of the Company, no fiduciary or any Person who is a party in interest in respect of a Company Benefit Plan within the meaning of Section 3(14) of ERISA has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Sections 409, 502(i) or 502(1) of ERISA or a material violation of Section 406 of ERISA.  The Transactions will not result in the assessment of a material tax or penalty under Section 4975 of the Code or Sections 409, 502(i) or 502(l) of ERISA nor result in a material violation of Section 406 of ERISA.

(g) All Company Benefit Plans providing welfare benefits are in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and HIPAA, and such plans have been operated in compliance with such laws and the written the Company Benefit Plan documents and all required reports and descriptions of the Company Benefit Plans (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the Department of Labor or other governmental authority and distributed as required, and all notices required by ERISA, the Code, HIPAA or any other legal requirement required to be given by the Company with respect to the Company Benefit Plans have been appropriately given.

(h) All claims for welfare benefits incurred by participants and beneficiaries on or before the Closing Date are or will be fully covered by fully-funded or paid-up third-party insurance policies or programs, and no insured arrangement involves any retrospective premium, minimum premium, or similar arrangement with any of the Company’s insurers.  Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA (“COBRA”), or applicable state and foreign laws, there are no obligations under any Company Benefit Plan providing welfare benefits after termination of employment.

(i) Each Company Benefit Plan can be amended, modified or terminated without advance notice to or consent by any Employee or beneficiary, and without liability for any payment or penalty.  Neither the Company nor any ERISA Affiliate (i) has undertaken to maintain any Company Benefit Plan for any period of time, or (ii) has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of Employee Benefit Plan.

(j) Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any: (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA, (iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or (iv) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.

(k) Except as otherwise disclosed on Schedule 2.20(k) of the Company Disclosure Schedule, no Employee of, consultant to, or other provider of services to the Company or any ERISA Affiliate will be entitled to any additional benefit or the acceleration of the payment or vesting of any benefit under any Company Benefit Plan by reason of the Merger or any of the other Transactions.

(l) The Company is not a party to any contract or agreement, plan, or arrangement, including without limitation this Agreement, that, individually or collectively with other agreements, and taking into account any transactions or payments contemplated by this Agreement, could reasonably be expected to give rise to the payment to any Person of any amount that would not be deductible by the Company by reason of Section 280G of the Code.  The Company has no obligation to make any reimbursement or other payment to any such person with respect to any Tax imposed under Section 4999 of the Code.

(m) To the Knowledge of the Company, the Company has no material Liability, including under a Company Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an Employee, or vice-versa.

(n) None of the Company Benefit Plans is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code.

(o) With respect to each Company Benefit Plan for which a separate fund or assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company, under the terms of each such Company Benefit Plan or applicable Law (as determined without regard to any waiver of legally applicable funding requirements), as applied through the Closing Date.  The fair market value of the assets of each Company Benefit Plan, as of the end of the most recently ended plan year of that Company Benefit Plan, equals or exceeded the present value of all benefits Liabilities under that Company Benefit Plan.  None of the assets of any Company Benefit Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

(p) The Company has maintained all Employee Benefit Plans required to be maintained by applicable Law.  With respect to each Foreign Plan: (i) such Foreign Plan and the manner in which it has been administered satisfies all applicable laws in all material respects, including providing all benefits required by applicable Law, (iii) all contributions to such Foreign Plan required through the Closing Date of this Agreement have been or will be made by the Company, (iii) such Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for such Foreign Plan have been made in the Company’s financial statements, and (iv) the consummation of the Transactions will not by themselves create or otherwise result in any liability with respect to such Foreign Plan.

2.21 Employment Matters.

(a) Schedule 2.21(a) of the Company Disclosure Schedule lists the name, title and date of hire of (i) each current Employee of the Company, (ii) each current independent contractor of the Company, (iii) the rate of compensation of each individual disclosed in (i) and (ii), and (iv) each person who has accepted an offer of employment or to whom such an offer is outstanding.  The employment of all Employees of the Company is “at will” and may be terminated by the Surviving Corporation without payment of any severance or other compensation other than accrued compensation.  The Company has made available to the Buyer accurate and complete records of service credit of all Employees and other persons subject to any Employee Benefit Plan.

(b) Schedule 2.21(b) of the Company Disclosure Schedule sets forth (a) each plan, Contract, scheme or the Company Benefit Plan (i) pursuant to which any amounts may become payable (whether currently or in the future, either automatically or in connection with a change in employment circumstance) to any Person (including any Employee) as a result of or in connection with the Transactions, or (ii) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Merger, in each case including any such plan, scheme, Contract or the Company Benefit Plan with respect to which the Merger constitutes a partial or “single trigger” of a “double trigger” arrangement (each a “Change in Control Agreement”), and (b) a summary of the nature and amounts that may become payable pursuant to each such Change in Control Agreement.

(c) The Company (i) is and has been in compliance in all material respects with all applicable Laws respecting Employees, consultants, independent contractors,

employment, employment practices, terms and conditions of employment and wages and hours, (ii) has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to its respective current and former Employees and transmitted such funds to the appropriate entities, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees other than routine payments to be made in the normal course of business and consistent with past practice as reflected in the Financial Statements.

(d) No work stoppage or labor strike is pending against the Company or, to the Knowledge of the Company, threatened, and to the Company’s Knowledge, no event has occurred or circumstances exist or existed that could provide the basis for any work stoppage or other labor dispute.  There is and has been no lockout of any Employees and no such action is contemplated by the Company.  The Company is not involved in or, to the Knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or comparable activity proscribed by foreign Law.  The Company is not presently, nor has it been in the past, a party to, or bound by (i) any collective bargaining agreement or union contract (and no collective bargaining agreement is being negotiated by the Company) or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to any corporate matter, including without limitation the Transactions.

(e) To the Knowledge of the Company, (i) no Employee of or consultant to the Company is, and no former Employee or consultant was during the term of his or her service, in violation of any term of any employment contract, intellectual property disclosure agreement, non-competition agreement, or any restrictive covenant (A) to a former employer relating to the right of any such Employee or consultant to be employed by or to consult with the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or (B) relating to the use of trade secrets or proprietary information of others, and (ii) no Employee of the Company listed on Schedule 2.21(a) of the Company Disclosure Schedule has given notice of his or her intent to terminate his or her employment with the Company.

(f) There are, and have been, no charges or other claims of employment discrimination pending or, to the Company’s Knowledge, threatened against the Company at the Equal Employment Opportunity Commission or any comparable local, state or foreign human rights agency within the past three (3) years, and none currently are pending.

(g) To the Company’s Knowledge, there has been no investigation or claims pending or threatened against the Company by the United States Department of Labor or comparable state or foreign agency within the past three (3) years regarding wage and hour issues, including, but not limited to the Fair Labor Standards Act and the Family and Medical Leave Act.

(h) There are no occupational health and safety claims against the Company brought by an Employee, former Employee, the Occupational Health and Safety Administration (OSHA) or any local, state or foreign equivalent, and, to the Company’s Knowledge, there have been no such filed or threatened claims.

(i) The Company has not effectuated either (i) a “plant closing” (as defined in the federal WARN Act and/or an equivalent state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the federal WARN Act and/or an equivalent state, local or foreign Law) affecting any site of employment or facility of the Company.  The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law and none of the Employees of the Company has suffered an “employment loss” (as defined in the federal WARN Act and/or an equivalent state or local Law) during the six months prior to the date hereof.

(j) The Company currently is in and in the past has been in compliance with the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder.

(k) Neither the Company nor ERISA Affiliate has any “leased employees” within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by the Company as employees of the Company.

2.22 Insurance.  Schedule 2.22 of the Company Disclosure Schedule sets forth a list of all policies or binders of fire, theft, general liability, product liability, professional liability, worker’s compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company, and of all life insurance policies maintained on the lives of any of their Employees, specifying the type and amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”).  True, correct and complete copies of all Insurance Policies have been previously made available to the Buyer.  The Insurance Policies are in full force and effect and are valid and enforceable in accordance with their terms.  All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under any of the Insurance Policies.  The Company has no outstanding claim or any dispute with any insurance carrier regarding claims, settlements or premiums.

2.23 Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of the Company or any of its Securityholders in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

2.24 Environmental Compliance. The ownership and use of the Company’s premises and assets, the occupancy and operation thereof by the Company, and the conduct of the Company’s operations and business, are in compliance in all material respects with all applicable Laws relating to pollution, environmental protection, hazardous substances and related matters. The Company has not received any notice from any Governmental Entity or any other Person of any alleged violation or noncompliance of such Laws.  To the Company’s Knowledge, there is no liability attaching to the Company or such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site occurring prior to the Closing or existing as of the Closing. For purposes of this Section, “hazardous substance” shall mean any substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any applicable federal, state or local environmental law, statute, ordinance, rule or regulation.

2.25 Unlawful Payments.  Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, agents, Employees or other persons acting on behalf of the Company has, in violation of applicable United States or non-United States Law: (a) used any corporate or other funds for contributions, payments, gifts, or entertainment, (b) made any unlawful expenditures relating to political activity to government officials or others, (c) established or maintained or failed to record any funds or accounts, (d) accepted or received any contributions, payments, gifts or expenditures, (e) made any offer, payment or promise to pay any money or to make any gift to any official or Employee of a Governmental Entity or any political party or official thereof or any candidate for political office, or (f) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

2.26 Related Party Transactions. Except as set forth on Schedule 2.26 of the Company Disclosure Schedule, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors or Securityholders, or any of their respective relatives or Affiliates, other than (i) the compensation disclosed with respect to Employees on Schedule 2.21 of the Company Disclosure Schedule, (ii) contracts involving the purchase of Company Stock from the Company by such Person identified on Schedule 2.2(a) and contracts involving the grant by the Company to such Person of Purchase Rights identified on Schedule 2.2(b), (iii) at-will employee offer letters and (iv) the agreements set forth on Schedules 5.4 and 9.7 of the Company Disclosure Schedule; (b) none of such Persons is indebted to the Company, or, to the Company’s Knowledge, has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company; and (c) none of the Company’s officers, directors or Securityholders has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of the Company, or any supplier, distributor or customer of the Company.

2.27 Bank and Brokerage Accounts; Powers of Attorney.  Schedule 2.27 of the Company Disclosure Schedule (a) identifies all bank and brokerage accounts used in connection with the operations of the Company, whether or not such accounts are held in the name of the Company and lists the respective signatories therefor and (b)

lists the names of all persons holding a power of attorney from the Company and a summary statement of the terms thereof.

2.28 Full Disclosure.   Neither this Agreement (including the Company Disclosure Schedule, the exhibits hereto), nor any other document delivered by the Company to Buyer or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to the Knowledge of the Company, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.29 Exclusivity of Representations and Warranties.  The representations and warranties made by the Company in this Section 2 are the exclusive representations and warranties made by the Company in this Agreement.  The Company hereby disclaims and other express or implied representations or warranties with respect to such matters.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

The Buyer and the Merger Sub represent and warrant to the Company that:

3.1 Organization; Authority.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.  The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of the Buyer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements, as applicable, and to perform fully its obligations hereunder and thereunder and to consummate the Transactions.

3.2 Binding Effect.  The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, the performance of the obligations hereunder and thereunder and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Buyer and the Merger Sub, respectively.  This Agreement has been, and the Ancillary Agreements will have been, duly executed and delivered by each of the Buyer and the Merger Sub, as the case may be, and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer or the Merger Sub, as the case may be, may be a party, by the Company and the Founders, this Agreement constitutes, and the Ancillary Agreements will constitute, the valid and binding obligation of the Buyer or the Merger Sub, as the case may be, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

3.3 No Breach; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and of this Agreement by the Merger Sub, and the consummation of the Transactions by the Buyer and the Merger Sub, do not and, with or without notice or the lapse of time or both, will not (a) violate any provision of the Articles of Organization or Bylaws of the Buyer or the Certificate of Incorporation or Bylaws of the Merger Sub; (b) violate any Order of any Governmental Entity against, or binding upon, the Buyer or the Merger Sub; (c) violate any statute, Law or regulation; (d) violate any Permit of the Buyer; or (e) require on the part of the Buyer the making or obtaining of any Consent of any Governmental Entity or of any other Person other than the filing of the Certificate of Merger under the DGCL.

3.4 Actions and Proceedings.  There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending or, to the Knowledge of the Buyer, threatened against or involving the Buyer or any of its directors, officers or employees in their capacities as such that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Transactions.

3.5 Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of the Buyer or Merger Sub in connection with this Agreement or the Transactions, and there are no commissions, finders’ fees or similar fees or commissions payable in connection therewith.

3.6 Adequacy of Funds.  The Buyer has, and will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement, including, without limitation, the obligation to pay the Merger Consideration in accordance herewith.

3.7 Reliance.  Neither the Buyer nor the Merger Sub has relied on and is not relying on any representations or warranties regarding the Company or the Business other than those representations and warranties expressly set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to this Agreement.

SECTION 4

COVENANTS OF THE COMPANY AND THE FOUNDERS

4.1 Conduct of the Business.   Unless otherwise approved in writing by the Buyer, the Company will comply with the following covenants until the earlier of the Effective Time and the termination of this Agreement.

(a) The Company will:

(i) maintain its legal existence;

(ii) use all reasonable efforts to preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its customers, suppliers, vendors, service providers, personnel and others having business relations with it;

(iii) conduct its business only in the ordinary course (including without limitation the collection of receivables and the payment of payables and capital expenditures); and

(iv) use all reasonable efforts to operate in such a manner as to assure that the representations and warranties of the Company set forth in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

(b) The Company will not:

(i) change its method of management or operations in any material respect;

(ii) dispose, acquire or license any assets or properties, or make any commitment to do so, other than in the ordinary course of business;

(iii) except as set forth on Schedule 4.1 of the Company Disclosure Schedule, incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien other than Permitted Liens, in each case other than in the ordinary course of business;

(iv) modify, amend, cancel or terminate any Material Contract or any Company Benefit Plan;

(v) make any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant as shown or required to be shown on Schedule 2.21(a) of the Company Disclosure Schedule;

(vi) promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any management employee or officer of the Company;

(vii) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program or other similar contracts, agreements, or obligations which may not be cancelled without penalties by the Company upon notice of 30 days or less;

(viii) (A) sell, assign, lease, terminate, abandon, transfer or otherwise dispose of or grant any security interest in and to any item of Company Intellectual Property, in whole or in part, (B) grant any license with respect to any Company Intellectual Property, other than license of Company Products to customers and resellers of the Company to whom the Company licenses such Company Products in the ordinary course of business, (C) develop, create or invent any Intellectual Property jointly with any third party, (D) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof or (E) allow any Company Intellectual Property owned by the Company to become abandoned, dedicated, disclaimed, or lapse, provided that the Company shall not be required to make any filings, registrations or take any prosecution actions with respect to such Company Intellectual Property that it would not take in the ordinary course of business consistent with past practice;

(ix) enter into any contract or agreement which would otherwise be considered a Material Contract other than contracts or agreements with customers and resellers to whom the Company licenses Company Products in the ordinary course of business;

(x) make or cause to be made any dividend, distribution, redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the capital stock or other equity securities of the Company (other than in the connection with the exercise of Purchase Rights outstanding as of the date hereof), or any option, warrant or right to acquire any such capital stock or equity securities;

(xi) make any change in its accounting practices or procedures;

(xii) file or make any change to any material Tax election or any Tax Return, except as required by law;

(xiii) change its customer pricing or offer any rebates, discounts or promotions, other than in the ordinary course of business;

(xiv) acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xv) cancel or waive any rights of substantial value, or pay, discharge or settle any claim of substantial value;

(xvi) make any capital expenditures that, individually or in the aggregate, exceed $25,000; or

(xvii) commit to do any of the foregoing referred to in clauses (i) - (xvi).

4.2 Access.  Until the Closing Date, if requested by the Buyer and at its expense, the Company will permit the Buyer and its representatives, during normal business hours, access to (a) the assets, properties, records, books of account, contracts and other documents of the Company and (b) any employees, advisors, consultants, other personnel, customers, service providers, vendors or suppliers of, or others having material business relations with, the Company.  Until the Closing Date, the Company will furnish promptly to the Buyer such additional data and other information as to its affairs, assets, business, properties or prospects as the Buyer or its representatives may from time to time reasonably request.

4.3 Stockholder Approval; Dissenters’ Rights.

(a) The Company will, as soon as practicable following the execution of this Agreement, solicit the adoption and approval by the Stockholders of this Agreement, the Merger and the Transactions, including the Escrow Agreement and the appointment of the Securityholders’ Representative, in accordance with the DGCL and the Company Certificate of Incorporation and the Company Bylaws (the “Stockholder Approval”).  It is anticipated that the requisite Stockholders will provide the Stockholder Approval by written consent within forty eight (48) hours following the execution of this Agreement by the Company.  The Buyer and the Merger Sub shall provide to the Company any information for inclusion in preparation for the Stockholder Approval that may be required under applicable Law and that is reasonably requested by the Company.

(b) Any materials to be submitted to the Stockholders in connection with their approval of the Transactions and this Agreement shall be subject to review and reasonable approval by the Buyer, which shall not be unreasonably withheld, conditioned or delayed.

(c) The Company shall use its commercially reasonable efforts to obtain the approval or consent of as many of its Stockholders as possible as promptly as practicable following the date hereof.

(d) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal under the DGCL with respect to any shares of the Company Stock, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL with respect to any shares of the Company Stock.

4.4 Efforts; Cooperation.

(a) The Company will use all reasonable efforts to cause the conditions specified in Section 8 (Condition to Each Party’s Obligation to Close) and Section 9 (Conditions to the Obligation of the Buyer and the Merger Sub to Close) to be satisfied as soon as practicable.

(b) The Company will use all reasonable efforts to obtain the Required Consents.

(c) Should any Person require as a condition to it consenting to the Transactions or otherwise providing a Required Consent, (i) the amendment, modification or replacement of any material term of any authorization, certification, franchise, license, permit or contract, or (ii) any new material terms to any authorization, certification, franchise, license, permit or contract, the Company shall not agree to the same without the prior written approval of the Buyer.  Any fee or other cost required to be incurred to obtain any Required Consent shall be borne by the Company or, if required to paid after the Closing, the Securityholders.

4.5 Nonsolicitation.   Prior to the Closing, neither the Company nor any of the Founders will, directly or indirectly, (a) engage in any negotiations with or provide any information to any other Person with respect to any offers for (i) the purchase of the Company or the purchase of all or any substantial portion of the securities or assets (including by merger or in any other form of transaction) of the Company, or (ii) an investment in the Company or the purchase of any securities of the Company except as set forth on Schedule 4.1 of the Company Disclosure Schedule (each an “Alternative Transaction”); (b) solicit any such Alternative Transaction; or (c) dispose, acquire or license a material portion of the Company’s assets or make any commitment to do so, other than in the ordinary course of business.  The Company and the Founders shall notify Buyer promptly (but in no event later than twenty-four (24) hours) after it receives or any of its representatives receive any proposal with respect to an Alternative Transaction, or any request for non-public information relating to the Company or for access to the business, properties, assets, books or records of the Company, in each case to the extent requested in connection with an Alternative Transaction.  In such notice, the Company and the Founders shall identify the Person making, and the material terms and conditions of, any such Alternative Transaction.

4.6 Confidentiality; Non-Disparagement.  Prior to the Closing, the Company shall abide by the terms of the Confidentiality Agreement.  At all times following the Closing, no Founder shall:

(a)  directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Buyer, the Surviving Corporation, the Company or the Business, including information of others that the Buyer, the Surviving Corporation or the Company has agreed to keep confidential, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Securityholders, (ii) as required in connection with the performance of such Founder’s duties as an employee of the Surviving Corporation, and (iii) to the extent that disclosure of such information is required by law or legal process (but only after the Founder has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).

(b) make any disparaging statements regarding the Company, the Surviving Corporation, the Buyer, any of their respective Affiliates or the Business.

4.7 Noncompetition.

(a) During the Noncompetition Period, no Founder will, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person, other than the Surviving Corporation, (i) engage in or assist any other Person to engage in any Covered Business or provide services (whether as an employee, contractor, agent or otherwise) or assist any other Person to provide services to a Covered Entity anywhere in the Covered Area, (ii) solicit or endeavor to entice away from the Surviving Corporation, or offer employment or a consulting position to, hire or otherwise interfere with the business relationship of the Surviving Corporation with, any Person who is, or was within the one-year period prior thereto, an employee of or consultant to the Surviving Corporation, or (iii) solicit or endeavor to entice away from the Surviving Corporation, endeavor to reduce the business conducted with the Surviving Corporation by, or otherwise interfere with the business relationship of the Surviving Corporation with, any Person who is, or was within the one-year period prior thereto, a customer or client of, supplier, vendor or service provider to, or other Person having material business relations with, the Surviving Corporation; provided, however, nothing herein shall preclude any Founder from (i) performing his duties as an employee or consultant of Surviving Corporation or as a director for any business set forth on Schedule 4.7 of the Company Disclosure Schedule to the extent the scope of the duties or the nature of the business conducted by such entity or its Affiliates does not materially change from that conducted as of the date hereof, or (ii) owning, directly or indirectly, (A) equity interests in any business set forth on Schedule 4.7 of the Company Disclosure Schedule provided the extent the nature of the business conducted by such entity or its Affiliates does not materially change from that conducted as of the date hereof, or (B) in the aggregate less than 3% of any business (other than Covered Entity), whether or not such business constitutes a Covered Business, that is subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, provided that such investment is passive and Founder does not provide services or advice to such entity or its Affiliates.

(b) For purposes of this Section 4.7, the following terms shall have the following meanings:

“Covered Area” means anywhere in the United States or anywhere else in the world where the Surviving Corporation does business or plans to do business as of the Closing or during the Noncompetition Period.

“Covered Business” means the Business.

“Covered Entity” means Dassault Systems S.A. and its affiliates.

“Noncompetition Period” means, for any Founder who is an employee of the Surviving Corporation after the Closing, the period commencing as of the Closing and ending as of the later of (i) the three year anniversary of the Closing and (ii) the two year anniversary of the termination of such Founder’s employment, whether by the Surviving Corporation or the Founder.  For any Founder who is not an employee of the Surviving Corporation after the Closing, such term shall mean the period commencing as of the Closing and ending as of the three year anniversary of the Closing.

“Surviving Corporation” shall mean and include the Surviving Corporation, the Company (prior to the Effective Time), the Buyer and each of their respective subsidiary, parent and affiliated companies, whether now existing or existing in the future, and all of their respective successors and assigns.

4.8 Injunctive Relief.  The Company and each Founder acknowledge that any breach or threatened breach of the provisions of Section 4.5 (Nonsolicitation), 4.6 (Confidentiality; Non-Disparagement) or 4.7 (Noncompetition) of this Agreement will cause irreparable injury to the Buyer, the Surviving Corporation, the Company and/or their respective Subsidiaries for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach, the Buyer (in the case of Section 4.5 (Nonsolicitation)) and the Buyer, the Surviving Corporation, the Company and/or such Subsidiaries (in the cases of Sections 4.6 (Confidentiality; Non-Disparagement) and 4.7 (Noncompetition)) shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the Company and/or the Founders, as the case may be, from committing such breach or threatened breach.  The right provided under this Section 4.8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer, the Surviving Corporation, the Company or such Subsidiaries.

4.9 Reasonable Restrictions.  Each Founder (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 4.5 (Nonsolicitation), 4.6 (Confidentiality; Non-Disparagement), 4.7 (Noncompetition) and 4.8 (Injunctive Relief) are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests, trade secrets and confidential and proprietary information of the business, (c) acknowledges that the Buyer would not have closed the Transactions without the benefits contained in this Agreement, (d) will be able to earn a satisfactory livelihood without violating this Agreement and (e) understands that this Agreement is assignable by the Buyer and the Surviving Corporation and shall inure to the benefit of their respective successors and permitted assigns.

SECTION 5

COVENANTS OF THE BUYER

5.1 Representations and Warranties.  Until the earlier of the Effective Time and termination of this Agreement, the Buyer will not take any action that would cause any of the representations and warranties made by the Buyer in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

5.2 Efforts.  Pending the Closing, the Buyer will use all reasonable efforts to cause the conditions specified in Section 8 (Conditions to Each Party’s Obligation to Close) and Section 10 (Conditions to Company’s Obligation to Close) to be satisfied as soon as practicable.

5.3 Confidentiality.  Prior to the Effective Time, the Buyer shall abide by the terms of the Confidentiality Agreement.

5.4 Director and Officer Indemnification.

(a) The Buyer agrees that, for a period of six (6) years from and after the Effective Time, (i) all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Company Certificate of Incorporation, Company Bylaws, the agreements set forth on Schedule 5.4 of the Company Disclosure Schedule and to the extent permitted by applicable Law, and solely in their capacity as such (and not as a Securityholder) (the “Company Indemnitees”), in each case as in effect on the date of this Agreement shall continue in full force and effect in accordance with their respective terms, and (ii) the Surviving Corporation or its successor shall, and the Buyer shall cause the Surviving Corporation or its successor to, fulfill and honor in all respects all such rights to indemnification, advancement of expenses and exculpation by the Company in favor of the Company Indemnitees described above in clause (i) of this Section 5.4(a).

(b) Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the date of this Agreement and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The entire cost of the Company D&O Tail Policy, including any and all premiums, expenses, fees and other costs, will be treated as a Transaction Expense hereunder. Prior to the Closing, the Company shall deliver to the Buyer evidence of the amount of all such costs, including a statement from the insurance carrier that such costs represent any and all costs due or to become due in connection with such Company D&O Policy. If the Merger is consummated, then the Buyer shall maintain the Company D&O Tail Policy in full force and effect, and continue to honor the obligations thereunder, provided the obligations contained in this sentence shall not require the Buyer to incur any expenses in connection therewith.

(c)             The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs, personal representatives, successors and assigns.  No party to this Agreement shall take any action as to materially and adversely affect any Company Indemnitees to whom this Section 5.4 applies without the prior written consent of such Company Indemnitee.

(e)             In the event the Buyer, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.4.

5.5 Payment of Company Debt.  At or immediately following the Effective Time, the Buyer shall, or shall cause the Surviving Corporation, to pay the Company Debt Payoff Amount set forth on the Allocation Certificate to the applicable third parties.

5.6 Employment and Benefits Arrangements.

(a) As promptly as reasonably practicable after the Effective Time, the Buyer shall enroll the Continuing Employees in the Buyer’s employee benefit plans (including any severance plans) for which such employees are eligible (the “Buyer Plans”), providing for benefits that, in the Buyer’s discretion, are substantially similar in the aggregate to the benefits provided by the Buyer to its employees (excluding the Continuing Employees) who are generally similarly situated to such Continuing Employees, and the Buyer shall, to the extent permissible under such Buyer Plan, recognize the prior service with the Company of each of the Continuing Employees for purposes of eligibility to participate and vesting (but not benefit accruals) under the Buyer Plans.  Each applicable Buyer Plan shall waive, to the extent permitted by applicable Law and the relevant insurance carriers, eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations.  To the extent permitted by applicable Law and the relevant insurance carriers and to the extent applicable in the plan year that contains the Closing Date and subject to the reasonable cooperation of the applicable Continuing Employee, the Continuing Employees shall be given credit under the applicable Buyer Plan for amounts paid during the calendar year in which the Closing Date occurs under a corresponding benefit plan of the Company for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plan.

(b) This Section 5.6 (i) is not intended, and shall not be deemed, to confer any rights or remedies upon any Continuing Employee in their capacity as such, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto and (ii) shall not be construed to mean the employment of any Continuing Employee is other than “at will” and not terminable by the Buyer at any time.

5.7 Retention Bonus Amount.  Subject to the terms set forth in Schedule 1.1(D), Buyer shall pay or cause to be paid the Retention Bonus Amount.

SECTION 6

TAX COVENANTS

6.1 Consistent Tax Reporting.  The Securityholders, the Company, the Surviving Corporation and the Buyer shall (a) treat and report the Transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

6.2 Tax Periods Ending on or Before the Closing Date.  The Securityholders’ Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date, including, without limitation, Form 4466 (if applicable), and the Securityholders’ Representative shall be permitted to amend any Tax Return for any Pre-Closing Tax Period to carry-back any loss arising with respect to the taxable period ending on the Closing Date. The Securityholders’ Representative shall permit the Buyer to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer.  The Buyer shall not amend any Tax Return for any Pre-Closing Tax Period or extend the statute of limitations period in respect of any such Tax Return without the written consent of the Securityholders’ Representative, which shall not be unreasonably withheld, conditioned or delayed.  All Tax Returns to be prepared by or for the Securityholders’ Representative pursuant to this Section 6.2 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law, except that the Tax Returns to be filed by the Securityholders’ Representative shall request refunds of all overpaid Tax amounts rather than applying such overpayments to a subsequent taxable period.  The Securityholders shall be responsible for all Taxes of the Company for all Pre-Closing Taxable Periods including, without limitation, Taxes resulting from any Contest, and shall pay to (or as directed by) the Company any Taxes of the Company for all Pre-Closing Taxable Periods except to the extent that such Taxes are taken into account in the final determination of Net Working Capital.  Such payments shall be made no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant tax authority.

6.3 Tax Periods That Include But Do Not End on the Closing Date.  The Surviving Corporation shall cause to be prepared and filed any Tax Returns of the Surviving Corporation for taxable periods that include but do not end on the Closing Date.  The Buyer shall permit the Securityholders’ Representative to review and comment on each such Tax Return at least ten (10) Business Days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Securityholders’ Representative.  The Securityholders shall be responsible for all Taxes that relate to such Taxable periods as determined under this Section 6.3, including, without limitation, Taxes resulting from any Contest, and shall pay to (or as directed by) the Surviving Corporation amounts equal to such Taxes and such payments shall be made in each applicable case by no later than five (5) Business Days prior to the due date for paying such amount of Taxes to the relevant Tax authority.  For purposes of this Section 6.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the pre-Closing period shall (a) in the case of any property Taxes and Taxes other than Taxes based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income, payroll, sales or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.  The Securityholders shall not be required to pay any Taxes pursuant to this Section 6.3 to the extent that such Taxes are taken into account in the final determination of Net Working Capital.

6.4 Cooperation on Tax Matters.

(a) The Buyer, the Surviving Corporation, the Securityholders and the Securityholders’ Representative shall cooperate fully, to the extent reasonably requested by the others, in connection with the filing of Tax Returns pursuant to Sections 6.2 (Tax Periods Ending on or Before the Closing Date) and 6.3 (Tax Periods That Include But Do Not End on the Closing Date) or otherwise, and any audit, examination, litigation, or other proceeding with respect to Taxes (each, a “Contest”) and will provide prompt written notice thereof.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) The Securityholders and the Securityholders’ Representative agree that all books and records in their possession with respect to Tax matters pertinent to the Company, the Surviving Corporation are the property of the Company and, subsequent to the Effective Time, the Surviving Corporation.  The Securityholders shall deliver all such books and records to the Company prior to Closing.  After the Closing, the Surviving Corporation shall make available to the Securityholders’ Representative such books and records to the extent reasonably necessary for the Securityholders’ Representative’s filing of Tax Returns pursuant to Section 6.2 (Tax Periods Ending on or Before the Closing Date) or for any other reasonable purpose related to the Securityholders’ ownership of the Company prior to the Closing, provided, however, that in no event will any Securityholder be entitled to information under this Section in connection with any litigation or dispute among the parties.

(c) If requested by the Buyer, the Company, the Securityholders and the Securityholders’ Representative will cooperate with the Buyer to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Company or the Surviving Corporation (including, but not limited to, with respect to the Transactions contemplated hereby).

(d) The Buyer, the Company, the Surviving Corporation, the Securityholders and the Securityholders’ Representative further agree, upon request, to provide the other parties with all information that any party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.5 Control of Audits.  After the Closing Date, except as set forth in the next sentence, the Surviving Corporation shall control the conduct, through counsel of its own choosing, of any Contest involving any asserted Tax liability or refund with respect to the Surviving Corporation or any of its Subsidiaries.  In the case of a Contest after the Closing Date that relates solely to Pre-Closing Tax Periods, the Securityholders’ Representative shall control the conduct of such Contest, using counsel reasonably satisfactory to the Surviving Corporation, but the Surviving Corporation shall have the right to participate in such Contest at its own expense, and neither the Securityholders nor the Securityholders’ Representative shall settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Surviving Corporation for any taxable period (or portion thereof) after the Closing Date without the written consent of the Surviving Corporation (not to be unreasonably withheld); provided that, if the Securityholders’ Representative declines to assume control of the conduct of any such Contest within 15 days following the receipt by the Securityholders’ Representative of notice of such Contest, the Surviving Corporation shall have the right to assume control of such Contest and shall be entitled to settle, compromise and/or concede any portion of such Contest.  In the event of any conflict between the provisions of this Section 6.5 and the provisions of Section 11.4 (Notice and Opportunity to Defend), the provisions of this Section 6.5 shall control.

6.6 Certain Taxes.  All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement shall be shared equally by the Buyer and the Securityholders.  The Surviving Corporation will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees, and, if required by applicable law, the Buyer and the Securityholders will join in the execution of any such Tax Returns and other documentation.  The Securityholders shall pay their share of such Taxes to the Surviving Corporation when due.

6.7 Refunds and Tax Benefits.  Any refunds that are received by Buyer or the Surviving Corporation, and any amounts credited against Tax to which the Buyer or the Surviving Corporation become entitled, that relate to a Pre-Closing Period or that portion of a Straddle Period ending on or before the Closing Date of the Company shall be for the account of the Securityholders, and Buyer shall, to the extent the aggregate amount of such refunds or credits exceed $50,000, pay over to Sellers any such refund or the amount of any such credit (net of any Taxes of the Buyer or the Surviving Corporation attributable to such refund or credit) within five days after receipt or entitlement thereto.

6.8 Allocation of Merger Consideration.  The Merger Consideration (and liabilities treated as assumed for Tax purposes and other capitalized costs) shall be allocated among the assets of the Company and the covenants set forth in Section 4.7 (Noncompetition) of this Agreement in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of applicable Law, as appropriate); provided that the Buyer shall allocate no more than one percent (1%) of the Merger Consideration to the covenants set forth in Section 4.7 (Noncompetition); provided, that the parties agree that such allocation is solely for Tax purposes and is not intended, and shall not in any manner be construed, to limit, diminish or impair in any way the remedies that may be pursued by a Buyer Indemnitee, including injunctive or monetary relief, in the event of a breach of a covenant in Section 4.7 (Noncompetition).  The parties and their respective Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation.

SECTION 7

COVENANTS AND AGREEMENTS

7.1 Continuing Obligation to Inform.  Until the earlier of the Effective Time and the termination of this Agreement, the Company shall promptly deliver or cause to be delivered to the Buyer in writing and with reasonable specificity all information coming to the Company’s attention after the date hereof that would result in the Company’s failure to satisfy the condition set forth in Section 9.1 (Compliance; CEO Certificate); provided that none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any schedule, exhibit or document furnished pursuant hereto.

SECTION 8

CONDITIONS TO EACH PARTY’S OBLIGATION TO CLOSE

The respective obligations of each Party to consummate the Merger are subject to the satisfaction, at or before the Closing, of the following conditions:

8.1 Stockholder Approval.  The Stockholder Approval shall have been obtained.

8.2 Legal Proceedings.  No proceeding by or before any Governmental Entity shall be pending or threatened wherein an unfavorable Order would (i) prevent consummation of the Transactions, (ii) cause the Transactions to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such Order shall be in effect.

SECTION 9

CONDITIONS TO THE OBLIGATION OF BUYER AND MERGER SUB TO CLOSE

The obligation of the Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Buyer in its discretion:

9.1 Compliance; CEO Certificate.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality or a “Material Adverse Effect” (or words of similar effect) and the representations and warranties in Section 2.9 (Absence of Certain Changes) shall be true and correct in all respects; the Company and the Founders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date; and the Company shall have delivered to the Buyer a certificate of its chief executive officer, dated the Closing Date, to the foregoing effect.

9.2 Secretary Certificate.  The Company shall have delivered to the Buyer a certificate of the Secretary of the Company dated the Closing Date as to (a) the Company Certificate of Incorporation and the Company Bylaws, each as in effect on and as of the Closing Date, (b) the resolutions of the Company Board and the Stockholders authorizing and approving the execution, delivery and performance by the Company of this Agreement and all Transactions, and (c) the incumbency of the officers of the Company executing this Agreement or any other agreement or instrument delivered in connection herewith.

9.3 Escrow Agreement.  The Securityholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement.

9.4 Required Consents.  The Company shall have obtained and delivered to the Buyer all the Required Consents.

9.5 Certificates.  The Company shall have provided the Buyer with certificates of appropriate governmental officials in the State of Delaware and the Commonwealth of Pennsylvania as to the due qualification and good standing of the Company in each such jurisdiction.

9.6 Resignation of the Company Directors and Officers.  Each director and statutory officer of the Company shall have submitted his or her resignation to be effective at the Effective Time.

9.7 Termination of Certain Securityholder Rights.  The Buyer shall have received evidence reasonably satisfactory to it that the ThingWorx, Inc. Amended and Restated 2011 Equity and Compensation Plan, all Purchase Rights, and the agreements set forth on Schedule 9.7 of the Company Disclosure Schedule have been terminated.

9.8 Opinion of Counsel to the Company.  The Company shall have delivered an opinion of counsel to the Company, in the form reasonably satisfactory to the Buyer, dated the Closing Date, addressed to the Buyer and the Merger Sub, with respect to the matters set forth on Exhibit D hereto.

9.9 FIRPTA Certificate.  The Buyer shall have received (i) certification from the Company, dated no more than thirty (30) days before the Effective Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (ii) a copy of the  notice of such certification provided by the Company to the IRS in accordance with the provisions of Treasury Regulations §1.897-2(h)(2) and a certified mail receipt indicating the mailing of such notice.

9.10 No Bank Debt or Liens.  The Company shall not be party to any loan, line of credit or other Company Debt to any financial institution, and there shall be no Liens (other than Permitted Liens) in favor of any Person on any assets of the Company, other than Company Debt identified on the Allocation Certificate and the Liens associated therewith.

9.11 Payoff Letters.  The Buyer shall have received a Payoff Letter in form and substance reasonably acceptable to the Buyer (a “Payoff Letter”) executed by each Person for whom any Company Debt is outstanding immediately before the Closing.

9.12 Appraisal Rights.  Stockholders holding at least 90% of the Company Stock on an as-converted basis shall have approved this Agreement, the Merger and the other Transactions.  Stockholders holding not more than 2% of the outstanding shares of the Company Stock on an as-converted basis shall have exercised appraisal rights under the DGCL with respect to the Merger.

9.13 Employee Matters.

(a) Not more than 10% of the Employees of the Company on the date of this Agreement shall have left, or notified the Company following the date hereof of their intention to leave, the employ of the Company following the Effective Time.

(b) No Founder shall have terminated any agreement entered into with Buyer prior to the date hereof.

SECTION 10

CONDITIONS TO COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by the Company in its discretion:

10.1 Compliance; Officer Certificates.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality or a “Material Adverse Effect” (or words of similar effect) shall be true and correct in all respects; each of the Buyer and the Merger Sub shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date; and the

Buyer and the Merger Sub shall each shall have delivered to the Company a certificate of an executive officer, dated the Closing Date, to the foregoing effect.

10.2 Secretary Certificates.  (a) The Merger Sub shall have delivered to the Company a certificate of its Secretary dated the Closing Date as to (i) its Certificate of Incorporation and Bylaws, as in effect on and as of the Closing Date and (ii) the resolutions of its Board of Directors and stockholder authorizing and approving its execution, delivery and performance of this Agreement and all Transactions and (b) the Buyer shall have delivered to the Company a certificate of its Secretary or Assistant Secretary dated the Closing Date as to the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance by the Buyer of this Agreement and all Transactions.

10.3 Paying Agent Agreement.  The Buyer and the Paying Agent shall have entered into the Paying Agent Agreement.

10.4 Escrow Agreement.  The Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

SECTION 11

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Covenants.

(a) Representations.  The representations and warranties set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of a party pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Buyer, the Merger Sub, the Company, the Founders, or any of their respective Affiliates, and the Effective Time.  No action for a breach of the representations and warranties contained herein shall be brought more than twenty-four (24) months after the Closing Date, except for (a) claims arising out of the representations and warranties contained in Sections 2.1 (Organization and Qualification), 2.2 (Capitalization; Subsidiaries), 2.3 (Authority; Enforceability), and 2.23 (Brokers), which shall survive indefinitely after the Closing Date, (b) claims arising out of the representations and warranties contained in Sections 2.10 (Tax Matters) or 2.20 (Employee Benefit Plans), which shall survive until thirty (30) days after the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented and (c) claims arising out of the representations and warranties contained in Section 2.16 (Intellectual Property), which shall survive for a period of three (3) years following the Closing Date.  The representations and warranties contained in Sections 2.1 (Organization and Qualification), 2.2 (Capitalization; Subsidiaries), 2.3 (Authority; Enforceability), 2.10 (Tax Matters), 2.20 (Employee Benefit Plans), and 2.23 (Brokers) are sometimes referred to herein as the

“Fundamental Representations”.  The representations and warranties contained in Section 2.16 (Intellectual Property) are sometimes referred to herein as the “IP Representations”.

(b) Covenants.  The respective covenants, agreements and obligations of the Company, the Buyer, the Merger Sub, the Surviving Corporation, the Founders and the Securityholders’ Representative set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant hereto.

(c) Effect of Survival Periods.  The survival periods set forth in this Section 11.1 are intended to operate only as the time periods within which a party must deliver to the other party a written notice of Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 11.1.  It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 11.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby.

11.2 Obligation of the Securityholders to Indemnify.

(a) General Matters.  Subject to the limitations set forth in Section 11.5 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, the Securityholders shall, severally and not jointly based on their respective Pro Rata Share, indemnify and hold harmless the Buyer, the Surviving Corporation and their respective Subsidiaries, and their respective directors, officers, employees, agents, Affiliates and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or suffered by any Buyer Indemnitee directly or indirectly, as a result of, with respect to or in connection with:

(i) any inaccuracy or breach of a representation or warranty of the Company in this Agreement or any certificate, document or other instrument delivered pursuant hereto, either as of the date of this Agreement or as of the Closing (disregarding for purposes of this Section 11.2(a)(i) any “material”, “in all material respects”, “Material Adverse Effect” or similar qualifiers for purposes of calculating Losses);

(ii) any failure by the Company (prior to the Effective Time) or the Securityholders’ Representative to fully perform or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement;

(iii) any Dissenting Share Payments;

(iv) the failure of any item set forth in the Allocation Certificate to be accurate, true and correct in all respects as of the Closing (regardless of any approval of such Allocation Certificate by the Buyer pursuant to Section 1.7 (Merger Consideration);

(v) any claims by any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company (including any predecessor), including any Purchase Rights with respect thereto, relating to or arising out of the allocation or disbursement of the Merger Consideration;

(vi) any Taxes due with respect to periods prior to the Closing, as determined pursuant to Section 6 (Tax Covenants);

(vii) any claims by the Commonwealth of Pennsylvania for repayment of the grant awarded to the Company in the amount equal to $200,000 pursuant to the Opportunity Grant Program Contract between the Department of Community and Economic Development and the Company; and

(viii) the items set forth on Schedule 11.2(a)(viii).

(b) Founder.  Subject to the limitations set forth in Section 11.5 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, each Founder shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses incurred or suffered by any Buyer Indemnitee as a result of, with respect to or in connection with any breach of or noncompliance with the covenants contained in Section 4.5 (Nonsolicitation), 4.6 (Confidentiality; Non-Disparagement), or 4.7 (Noncompetition) by such Founder.

(c) Individual Securityholders.  Subject to the limitations set forth in Section 11.5 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, each Securityholder shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses incurred or suffered by any Buyer Indemnitee as a result of, with respect to or in connection with any breach of or noncompliance with the representations, warranties, covenants or agreements contained in the such Securityholder’s Letter of Transmittal by such Securityholder.

11.3 Obligation of the Buyer to Indemnify.  Subject to the limitations set forth in Section 11.5 (Limitations on Indemnification; Other Remedies) hereof, after the Effective Time, as an integral term of the Merger, the Buyer shall indemnify and hold harmless the Securityholders from and against any and all Losses incurred or suffered by any Securityholder directly or indirectly, as a result of, with respect to or in connection with any breach or violation of the representations, warranties, covenants or agreements of the Buyer, the Merger Sub or, subsequent to the Effective Time, the Surviving Corporation set forth in this Agreement.

11.4 Notice and Opportunity to Defend.

(a) A party or parties entitled to indemnification hereunder (the “Indemnified Party”) with respect to a third party claim (a “Third-Party Claim”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.

(b) If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within twenty (20) days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Buyer or any of its Affiliates, at any time when the Buyer believes in good faith that any Claim is having or would reasonably be expected to have a material adverse effect on the Buyer or the Business, or involves a Tax liability for a post-Closing period, or relates to the IP Representations, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, (iii) the Buyer or any of its Affiliates, at any time when the Buyer believes that a claim for indemnification relates to or arises in connection with any criminal matter, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, (iv) the Indemnifier may not assume the defense of any Claim if a material conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation or the amount of any claims exceeds or reasonably could exceed the limitations set forth in Section 11.5(b), if applicable, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to diligently prosecute or defend such Claim following the provision of written notice to the Indemnifier of such failure and the failure of the Indemnifier to cure such failure within fifteen (15) days of receipt of such notice; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party, which will not be unreasonably withheld, delayed or conditioned, unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.  If the Indemnified Party has assumed the defense of any Third Party Claim and the Indemnifying Party has previously provided written notice to the Indemnified Party that the Indemnifying Party is responsible for the entire Third Party Claim, neither the Indemnified Party nor any of its Affiliates may settle or otherwise dispose of any Third Party Claim for which the Indemnifier may have a liability under this Agreement without the prior written consent of the Indemnifier, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnified Party has assumed the defense or is otherwise negotiating any such Third Party Claim, the Indemnifier may participate in any proceeding or negotiation with counsel of its choice and at its expense subject to Schedule 11.2(a)(viii).

(c) Any notice that a Buyer Indemnitee shall be required to give to the Securityholders shall be satisfied by the delivery of notice by the Buyer Indemnitee to the Securityholders’ Representative, and the Securityholders’ Representative may respond to the Buyer Indemnitee on behalf of all Securityholders.

11.5 Limitations on Indemnification; Other Remedies.  The indemnification provided by Section 11 (Indemnification) shall, except as provided in Section 11.5(h) (Fraud), be subject to the following limitations:

(a) Basket.  No indemnification shall be payable pursuant to Section 11.2(a)(i) (other than with respect to a Fundamental Representation) or Section 11.2(a)(viii) unless the total amount of all indemnifiable Losses incurred by the Buyer Indemnitees, including those subject to all previous claims, exceeds $750,000 (the “Basket”), whereupon indemnification shall, except as set forth on Schedule 11.2(a)(viii) be payable for the amount of such Losses without deduction (and not merely the excess over the Basket).

(b) Cap.  Subject to the remaining provisions of this Section 11.5, (i) each Securityholder’s aggregate liability for all claims for indemnification under Section 11.2(a)(i) (other than with respect to a Fundamental Representation and a IP Representation) shall not exceed their respective Pro Rata Share of the Escrow Amount, (ii) each Securityholder’s aggregate liability for all claims for indemnification under Section 11.2(a)(i) with respect to any inaccuracy or breach of an IP Representation and under Section 11.2(a)(viii) shall not exceed their respective Pro Rata Share of the IP Indemnity Cap, and (iii) and in no event may the liability of a Securityholder for Losses indemnifiable under any other subsection of Section 11.2(a) exceed the Merger Consideration actually received by the Securityholder, including deemed receipt of the applicable amount of the Escrow Amount.

(c) Escrow Amount.  All claims for indemnification under Section 11.2 (Obligations of the Securityholders to Indemnify) shall be satisfied first from the Escrow Amount to the full extent thereof.  For clarity, indemnifiable Losses under Section 11.2(a)(i) (other than with respect to a Fundamental Representation or IP Representation) shall be satisfied solely out of the Escrow Account and recovery against the Escrow Amount constitutes the sole and exclusive remedy of the Buyer Indemnitees for any and all such Losses.

(d) Set-off.  Subject to the limitations set forth in this Section 11.5, if at any time there shall be an outstanding Claim that exceeds the Escrow Amount then available, the Buyer shall have the right to withhold from, reduce, set-off against and retain from any required payments of Earn-Out Consideration, at the Buyer’s sole discretion, the good faith estimate of any indemnification to which a Buyer Indemnitee is entitled hereunder; provided that if the final amount of Losses for such Claim is less than the amount by which the portion of the Earn-Out Consideration was withheld, reduced, set-off or retained, then the Buyer shall make payment of such difference in accordance with Section 1.8 (Earn-Out); provided further, however, the Buyer shall not set off any Losses (but may withhold any such payment) for which it may be entitled until such Claim has been finally resolved in accordance with this Section 11.

(e) Reduction for Insurance.  The amount of any Losses that are subject to indemnification under this Section 11 shall be reduced by the amount by which (a) any insurance proceeds received by the Indemnified Party relating to such Loss exceeds (b) the amount of expenses incurred by such Indemnified Party in procuring such insurance recovery, including reasonable legal fees and expenses and any increased premiums or costs as a result of such claim for which insurance proceeds are received.

(f) Mitigation.  Each party shall take commercially reasonable efforts to mitigate the Losses that any such party reasonably expects will result from such event or circumstance and for which it may seek indemnification (it being understood that nothing herein shall limit the right to seek indemnification hereunder with respect to any costs of such mitigation) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, provided that the Indemnifier shall not be required to materially alter its conduct in connection therewith.  Nothing in this Agreement shall relieve either party of any common Law or other duty to mitigate any loss, liability or damage suffered by it.

(g) Sole Remedy.  Subject to Section 11.5(h) (Fraud), the sole and exclusive remedy for money damages for any matter arising under this Agreement shall be the rights to indemnification set forth in this Agreement.  To the extent that a portion of any indemnifiable Loss is specifically included as a liability in the calculation of Net Working Capital, then the amount specifically included as a liability will be subtracted from the total indemnifiable Losses payable in respect of such indemnifiable Loss.  For the avoidance of doubt, the Buyer Indemnitees shall not be entitled to indemnification for any Loss to the extent such Loss consists of liabilities that were included in the determination of Net Working Capital.

(h) Fraud.  Notwithstanding anything to the contrary in this Agreement, the survival periods, limitations, thresholds and other provisions set forth in this Section 11 (Indemnification) shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or willful misconduct, (ii) any claim against a Securityholder with respect to a breach or violation of a representation or warranty that was actually known to the Company’s Knowledge to be inaccurate as of the date hereof, or (iii) any equitable remedy, including a preliminary or permanent injunction or specific performance; provided, that no claim of fraud may be brought pursuant to this Agreement subsequent to five (5) years after the Closing Date and any other claim with respect to the matters in clauses (i) or (ii) above brought subsequent to the five (5) years after the Closing shall be subject to the survival periods, limitations, thresholds and other provisions set forth in this Section 11 (Indemnification); provided, however, that in no event may the liability of a Securityholder in respect of all such claims brought pursuant to this Agreement exceed the Merger Consideration actually received by the Securityholder, including deemed receipt of the applicable amount of the Escrow Amount.

(i) Limitation of Liabilities.  UNLESS SUCH DAMAGES ARE ACTUALLY PAID TO A THIRD PARTY IN COMPLIANCE WITH THIS SECTION 11 IN CONNECTION WITH A THIRD PARTY CLAIM, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY PARTY OR OTHER PERSON FOR (I) ANY SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS AND OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL DAMAGES OF ANY KIND OR (II) PUNITIVE DAMAGES OF ANY KIND, IN EACH CASE REGARDLESS OF WHETHER

SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.

SECTION 12

TERMINATION

12.1 Termination.  This Agreement may be terminated and the Merger and the other Transactions abandoned at any time before the Effective Time, regardless of any approval by Stockholders as follows and in no other manner:

(a) by written agreement of the Company and the Buyer;

(b) by the Buyer, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct such that the condition set forth in Section 9.1 (Compliance; CEO Certificate) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Buyer’s reasonable satisfaction within thirty (30) days after the Buyer gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct such that the condition set forth in Section 10.1 (Compliance; Officer Certificates) would not be satisfied, and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within thirty (30) days after the Company gives the Buyer written notice identifying such breach, failure or misrepresentation;

(d) by the Buyer, if the conditions set forth in Section 9 (Conditions to the Obligation of Buyer and Merger Sub To Close) become incapable of satisfaction;

(e) by the Company, if the conditions set forth in Section 10 (Conditions to Company’s Obligation To Close) become incapable of satisfaction;

(f) by either the Buyer or the Company if the Closing shall not have occurred on or before December 31, 2013, which date may be extended by mutual agreement of the Company and the Buyer (the “Closing Deadline”); provided that the right to terminate this Agreement under this Section 12.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Closing Deadline;

(g) by either the Buyer or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such Order or ruling shall have become final and nonappealable;

(h) by the Buyer, by written notice given at any time before the Closing Deadline, if the Stockholder Approval has not been obtained within three (3) Business Days after the date hereof.

12.2 Effect of Termination.  If this Agreement is terminated in accordance with Section 12.1 (Termination), it shall forthwith be void and have no effect, without liability or obligation as a result of such termination on the part of any party, its directors, officers or stockholders, except that the Confidentiality Agreement, this Section 12.2, and Section 13 (Miscellaneous) shall survive termination; provided, that nothing contained in this Agreement shall relieve any Person from liability for any material breach of this Agreement occurring before such termination; provided, further, that if the Agreement is terminated subsequent to breach of Section 4.5 (Nonsolicitation), the Company shall, in addition to any other amounts owed by Company hereunder, be obligated to make a payment of $2,000,000 (the “Termination Fee”) in immediately available funds to Buyer within five Business Days of termination of this Agreement.  The Company acknowledges that the agreements contained in this Section 12.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements Buyer would not have entered into this Agreement, and that any amounts payable pursuant to this Section 12.2 do not constitute a penalty.

SECTION 13

MISCELLANEOUS

13.1 Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission with confirmation retained, sent by overnight courier, postage prepaid with proof of delivery from the courier requested, or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when received, as follows:

if to the Buyer, to it at:

PTC Inc.
140 Kendrick Street
Needham, MA 02492
Attn:  General Counsel
Facsimile: (781) 370-5735

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
             Two International Place
             Boston, MA  02110
             Attn:  John Pitfield
             Facsimile:  (617) 502-5093

if to the Company, to:

ThingWorx, Inc.
350 Eagleview Blvd
Suite 150
Exton, PA 19341
Attn:  Russell Fadel and John Richardson
Facsimile:  (610) 594-6200

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ  08540
Attention:  Steven Cohen
Facsimile:  (609) 919-6701

or if to the Securityholders’ Representative, a Securityholder or a Founder, to:

Safeguard Delaware, Inc.
1105 N. Market St.
Suite 1300
Wilmington, DE 19801
Attn: Erik Rasmussen
Facsimile: (610) 482-9105

with a copy (which shall not constitute notice) to:

Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087
Attn: General Counsel
Facsimile: (610) 482-9105

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder, provided that any party receiving such a designation shall not be required to send any notice hereunder to the new address or person before the fifth (5th) Business Day after receipt thereof.

13.2 Entire Agreement; Amendment; Waiver.

(a) This Agreement (including the schedules and exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the Transactions, and supersede all prior agreements and understandings, written or oral, with respect thereto, including the Letter of Intent, dated October 16, 2013, other than the Confidentiality Agreement.

(b) This Agreement may be amended at any time, notwithstanding the adoption hereof by the Stockholders but subject to the limitations of Section 251(d) of the DGCL, only by an instrument signed by each party hereto.  Any provision hereof may be waived only by an instrument signed by each party benefited by such provision.

(c) This Agreement (including the schedules and exhibits hereto), and the

Ancillary Agreements are not intended to confer upon any person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.4 (Director and Officer Indemnification) or Section 11 (Indemnification).

(d) No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties, except that the Buyer may assign its rights and delegate its obligations hereunder to its Affiliates, so long as the Buyer remains ultimately liable for all of the Buyer’s obligations hereunder.

13.3 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, as to all matters, including matters of validity, construction, effect, performance and remedies.

(b) The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c) Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement, the Escrow Agreement or the Transactions.

13.4 No Prejudice.  The representations, warranties, covenants and agreements of the Company and the Founders, and the rights and remedies that may be exercised by the Buyer Indemnitee based on such representations, warranties, covenants and agreements, will not be limited or affected by any investigation conducted by the Buyer or the Merger Sub or any agent thereof with respect to, or any knowledge acquired (or capable of being acquired) by the Buyer or the Merger Sub or any agent thereof at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Buyer Indemnitee shall be required to show that it relied on any (and each Buyer Indemnitee shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant hereto.  The waiver by the Buyer or the Merger Sub of any of the conditions set forth in Sections 8 (Conditions to Each Party’s Obligation to Close) or 9 (Conditions to the Obligation of Buyer and Merger Sub to Close) will not affect or limit the provisions of Section 11 (Indemnification).

13.5 Specific Performance and Other Remedies.  Each party hereby acknowledges that the rights of each party to consummate the Transactions and the covenants of the parties are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at Law.  In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining such party from committing such breach or threatened breach.

13.6 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives

13.7 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, including by facsimile or pdf transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13.8 Exhibits and Schedules.  The exhibits and schedules (including the Company Disclosure Schedule) are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

13.9 Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

13.10 Expenses.  Except as set forth herein, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses.  Notwithstanding the foregoing, if any action, claim or proceeding relating to this Agreement or any Ancillary Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

13.11 Severability.  Nothing contained herein shall be construed to require the commission of any act contrary to Law.  Should there be any conflict between any provisions hereof and any present or future statute, Law, ordinance, regulation, or other pronouncement having the force of Law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited to the extent necessary to bring it into compliance therewith, and the remaining provisions of this Agreement shall remain in full force and effect.

13.12 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

13.13 Securityholders’ Representative.

(a) Immediately upon the approval of this Agreement by the Stockholder Approval, and without the requirement of further action on the part of any Securityholder, each Securityholder shall be deemed to, and shall, have consented to the appointment of Safeguard Delaware, Inc. as the Securityholders’ Representative, as the agent and attorney-in-fact for and on behalf of the Securityholders other than the Dissenting Stockholders, if any (the “Securityholders’ Representative”).  The Securityholders’ Representative shall, on behalf of the Securityholders:

(i) take all action permitted in connection with the implementation of those provisions of this Agreement and the Escrow Agreement that require or permit action by the Securityholders’ Representative,

(ii) take all action permitted in connection with the defense and/or settlement of any and all claims for which the Securityholders may be required to provide indemnification pursuant to Section 11 (Indemnification) hereof (including rejecting, contesting, negotiating, settling and resolving any such claims) and any claims that may be made against the Escrow Amount,

(iii) comply with Orders of courts and determinations and awards of arbitrators with respect to claims,

(iv) review and take action with respect to Tax Returns,

(v) give and receive all notices and service of process required or permitted to be given or received by the Securityholders or the Securityholders’ Representative under this Agreement or the Escrow Agreement,

(vi) execute and deliver all amendments and waivers to this Agreement and the Escrow Agreement that the Securityholders’ Representative deemed necessary or appropriate, whether prior to, at or after the Closing, and

(vii) take any and all such additional action as is contemplated to be taken by or on behalf of the Securityholders by the terms of this Agreement or of the Escrow Agreement or as may be necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing.

(b) All notices provided to and/or legal process served upon the Securityholders’ Representative in accordance with this Agreement or the Escrow Agreement shall be deemed to be provided to and/or served upon the Securityholders and shall be conclusive and binding upon the Securityholders.  All decisions, actions, agreements, and instructions by the Securityholders’ Representative, including any consent, waiver, or agreement between the Securityholders’ Representative and any Buyer Indemnitee relating to the defense or settlement of any claim for which the Securityholders may be required to provide indemnification pursuant to Section 11 (Indemnification) hereof, shall be conclusive and binding upon the Securityholders; and the Buyer, each other Buyer Indemnitee and the Escrow Agent shall be entitled to rely conclusively thereon.  The Buyer, each other Buyer Indemnitee and the Escrow Agent shall have no duty to inquire into the authority of any person reasonably believed to be the Securityholders’ Representative and no responsibility or liability for any action or omission thereof, and no party shall have any cause of action against the Buyer, any other Buyer Indemnitee or the Escrow Agent for any action or omission by such party in reliance upon the instructions or decisions of any person reasonably believed to be the Securityholders’ Representative.

(c) In the event that more than one Person shall at any time serve collectively as the Securityholders’ Representative, decisions of such Persons shall, as between them and with respect to the rights of the Securityholders in relation to the Securityholders’ Representative, be made by majority vote; provided, however, that they shall designate a single Person as “Securityholders’ Representative” for all purposes involving the Buyer, any other Buyer Indemnitee, or the Escrow Agent.

(d) The Securityholders’ Representative is authorized to act on behalf of the Securityholders notwithstanding any dispute or disagreement among the Securityholders.  In taking any actions as Securityholders’ Representative, the Securityholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person he or it reasonably believes to be authorized thereunto.  The Securityholders’ Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Securityholders’ Representative shall not be liable to any Securityholder for anything done, omitted or suffered in good faith by the Securityholders’ Representative based on such advice.  The Securityholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and/or the Escrow Agreement and no implied covenants or obligations shall be read into this Agreement or the Escrow Agreement against the Securityholders’ Representative.

(e) As of the Effective Time, Buyer shall cause the Payment Agent to wire to the Securityholders’ Representative the Expense Fund, which will be held by the Securityholders’ Representative as agent and for the benefit of the Securityholders and will be used for the purposes of paying any professional fees and expenses of any attorney, accountant or other advisors retained by the Securityholders’ Representative and other reasonable out-of-pocket expenses incurred by the Securityholders’ Representative in connection with the performance of the Securityholders’ Representative’s duties under this Agreement (“Representative Expenses”).  The Securityholders acknowledge that the Securityholders’ Representative is not providing any investment supervision, recommendations or advice.  The Securityholders’ Representative shall not have any liability to any Securityholder for any action taken, suffered or omitted by him or it as Securityholders’ Representative without gross negligence.  The Securityholders shall, in accordance with their respective Pro Rata Shares, indemnify, defend and hold the Securityholders’ Representative harmless from and against any loss, damage, Tax, Liability and expense that may be incurred or paid by the Securityholders’ Representative arising out of or in connection with the acceptance or administration of his or its duties (except as caused by the Securityholders’ Representative’s gross negligence), including the legal costs and expenses of defending the Securityholders’ Representative against any claim or Liability in connection with the performance of his or its duties, to the extent such losses, damages, Taxes, Liabilities and expenses exceed the Expense Fund.  The Securityholders will not receive any interest or earnings on the Expense Fund. The Securityholders’ Representative shall be entitled to recover from the Securityholders any Representative Expenses reasonably incurred by the Securityholders’ Representative in connection with actions taken by the Securityholders’ Representative pursuant to the terms of this Agreement or the Escrow Agreement, without the requirement of any consent or approval by Buyer or any other Person.  All of the indemnities, immunities and powers granted to the Securityholders’ Representative under this Agreement shall survive the Merger or any termination of this Agreement.

(f) If not paid directly to the Securityholders’ Representative by the Securityholders, the Representative Expenses shall be satisfied (i) from the Expense Fund, (ii) to the extent the amount of the Representative Expenses exceeds the amounts then available in the Expense Fund, from any amounts payable to the Securityholders from the Escrow Amount and the Earn-Out Consideration solely to the extent the Securityholders would otherwise then be paid such amounts from the Escrow Amount or the Earn-Out Consideration in accordance with the terms of this Agreement and the Escrow Agreement (as applicable) and (iii) to the extent the amount of the Representative Expenses exceeds amounts immediately available to the Securityholders’ Representative under (i) and (ii), from each Securityholder, severally and not jointly and in proportion to its Pro Rata Share; provided, that while this section allows the Securityholders’ Representative to be paid from the Expense Fund, the Escrow Amount and the Earn-Out Consideration, this does not relieve the Securityholders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise.

(g) The Securityholders’ Representative shall have the power to designate his or its successor hereunder.  In the event that the Securityholders’ Representative resigns from such position or is unable to continue in such position without having designated a successor, Securityholders holding among them the rights to receive at least a majority of the amount then remaining in the Escrow Amount to be distributed to the Securityholders (or, if no Escrow Amount remains, representing a majority in interest of the Pro Rata Shares) (the “Majority Holders”) shall promptly appoint another representative to fill such vacancy, and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement; provided that a resigning Securityholders’ Representative shall continue to perform his or its duties and obligations until his or its successor is appointed and has become a party to this Agreement and the Escrow Agreement.  In the absence of such appointment, the Securityholders’ Representative or the Buyer may apply to a court of competent jurisdiction for the appointment of a successor Securityholders’ Representative, and the costs, expenses and reasonable attorneys’ fees incurred in connection with such proceeding shall be paid from the Expense Fund or, to the extent exhausted, the Securityholders.  The Securityholders’ Representative may be removed at any time upon the written consent of the Majority Holders with not less than thirty (30) days’ prior written notice to the Buyer; provided however, that a successor Securityholders’ Representative must be concurrently appointed and become a party to this Agreement and the Escrow Agreement.

(h) The provisions of this Section 13.13 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the Transactions.  Remedies available at Law for any breach of the provisions of this Section 13.13 will be inadequate; therefore, the Buyer and each other Buyer Indemnitee shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages or posting any bond if such person brings an action or proceeding to enforce the provisions of this Section 13.13.

13.14 Waiver of Conflict of Interest.  If the Securityholder Representative so desires, acting on behalf of the Securityholders and without the need for additional consent or waiver by the Surviving Corporation or Buyer, Morgan, Lewis & Bockius LLP shall be permitted to represent the Securityholder Representative after the Closing with respect to any matters related to this Agreement or any disagreement or dispute relating thereto.

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5964589v10

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement under seal as of the date first written above.

PTC INC.

By:	/s/ James E. Heppelmann
Name: James E. Heppelmann
Title: President and Chief Executive Officer

TETONIC, INC.

By:	/s/ Aaron C. von Staats
Name: Aaron C. von Staats
Title: Secretary

THINGWORX, INC.

By:	/s/ Russell Fadel
Name: Russell Fadel
Title: CEO

/s/ Richard Bullotta
Richard Bullotta, Individually

/s/ Russell Fadel
Russell Fadel, Individually

/s/ John Richardson
John Richardson, Individually

SECURITYHOLDERS’ REPRESENTATIVE:

SAFEGUARD DELAWARE, INC

/s/ Brian J. Sisko
Name: Brian J. Sisko
Title: Vice President